EXHIBIT 10.1

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

License and Collaboration Agreement

dated as of September 15, 2021

by and among

Orphan Technologies Limited, Tortola (British Virgin Islands), Branch Office in Switzerland, Rapperswil Jona, c/o Neovii Pharmaceuticals AG, Zuercherstrasse 19, CH-8640 Rapperswil, Switzerland	(hereinafter LICENSOR)

And

Vifor (International) Ltd. Rechenstrasse 37, CH-9014 St. Gallen, Switzerland	(hereinafter LICENSEE)

(LICENSOR and LICENSEE each a Party, together the Parties)

And, solely with respect to Article 15,

Travere Therapeutics, Inc. 3611 Valley Centre Drive, Suite 300 San Diego, CA 92130, USA	(hereinafter PARENT)

Table of Annexes

Number of Annex	Name of Annex
Annex 1	Definitions
Annex 2.1(a)	Licensed Patents
Annex 2.2(a)	Affiliates and Third Parties
Annex 2.4	Upstream License Agreements
Annex 3.1(b)	Clinical Development Plan
Annex 3.2(b)	Technical Development Plan
Annex 4(g)	DUPRO (DUPLEX/PROTECT) Limited Access Data Protocol
Annex 8.4(a)	Product Trademarks
Annex 8.4(g)	Existing Domain Names

WHEREAS, LICENSOR, acting through its duly registered branch office in Switzerland (CH- 320-9080805-3), is a subsidiary of PARENT, which is a listed (NASDAQ: TVTX) biopharmaceutical company focused on the discovery, development, and delivery of life-changing therapies to address rare diseases.
WHEREAS, LICENSOR and its Affiliates are, inter alia, in the process of developing the small molecule known as sparsentan as a therapy, presently in Phase III Clinical Trial development, for the treatment of focal segmental glomerulosclerosis (FSGS) and of IgA nephropathy (IgAN), the latter also called Berger’s disease, which makes use of a first-in-class, orally active, single molecule that functions as a high affinity dual-acting antagonist of both endothelin type A (ETA) and angiotensin II subtype 1 (AT1) receptors which are associated with kidney disease progression. As of the Effective Date, sparsentan has been granted orphan drug designation for FSGS and lgAN by the FDA and EMA, and LICENSOR Controls (as owner or (sub-) licensee) certain patents applied for or granted for the use of sparsentan for particular purposes;
WHEREAS, LICENSEE belongs to the Vifor Pharma Group, which is a global pharmaceuticals company aiming to become the global leader in iron deficiency and nephrology. The Vifor Pharma Group is listed on the Swiss Stock Exchange (SIX Swiss Exchange, VIFN, ISIN: CH0364749348).
WHEREAS, LICENSEE is interested in obtaining the rights necessary to commercialize sparsentan for indications in humans in the Licensed Territory under the LICENSOR Product Technology and Product Trademarks, and LICENSOR is willing to grant LICENSEE an exclusive license in the Licensed Territory under the LICENSOR Product Technology and Product Trademarks accordingly, subject to the terms and conditions herein.
WHEREAS, LICENSOR has the necessary rights to Licensed Patents and LICENSOR Product Technology to enter into and perform under this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:
1.Definitions
Capitalized terms used in this Agreement shall have the meanings assigned to them in Annex 1.
2.License
2.1Scope of License
(a)Subject to the terms and conditions of this Agreement, LICENSOR agrees to grant and hereby grants to LICENSEE:
(i)a sole and exclusive (even as to LICENSOR) license, with the right to sub-license according to Article 2.2, to make use of LICENSOR Product Technology (including, without limitation, Licensed Patents), LICENSOR's rights in Joint Product IP and, subject to and as set forth in Article 8.4, Product Trademarks and Local Trademarks:

(aa) subject to Article 2.1(b), to Develop or have Developed the Licensed Compound and Licensed Products in the Field in the Licensed Territory for Commercialization of Licensed Products in the Field in the Licensed Territory, such Development being made in cooperation with LICENSOR or, as the case may be, independently from LICENSOR to the extent expressly provided for by this Agreement;
(bb) to Commercialize Licensed Products (including, without limitation, the Existing Product) in the Field in the Licensed Territory;
(cc) as set forth in Article 8.4(e), a license to the Product Trademarks and, if required, Local Trademarks; and
(ii)a non-exclusive license, with the right to sub-license according to Article 2.2, to make use of LICENSOR Product Technology (including, without limitation, Licensed Patents listed in Annex 2.1(a)) and LICENSOR's rights in Joint Product IP to Manufacture or have Manufactured the Licensed Compound and Licensed Products in or outside the Licensed Territory solely for Commercialization in the Field in the Licensed Territory ((i) and (ii) together referred to as the License).
(b)For clarity, the right of LICENSEE to Develop and Manufacture the Licensed Compound and Licensed Products granted under Article 2.1(a) shall not restrict LICENSOR's or its Affiliates’ or (sub)licensees’ right to Develop or have Developed and Manufacture or have Manufactured the Licensed Compound and Licensed Products in the Licensed Territory for Commercialization outside the Licensed Territory. LICENSOR also retains rights to Develop and Manufacture the Licensed Compound and Licensed Products in the Licensed Territory to the extent necessary for LICENSOR to perform its obligations under the Clinical Development Plan, the Technical Development Plan, the Regulatory Strategy or otherwise under this Agreement.

(c)This Article 2.1(c) being subject to LICENSOR’s obligations under the Upstream License Agreements, LICENSEE shall have a first right of exclusive negotiation to agree on the Development of the Licensed Compound and Licensed Products in the Field in Canada, China, Brazil, and/or Mexico for Commercialization in each such country and the Commercialization of the Licensed Products in each such country. Such right shall be exercised on a country-by-country basis by providing written notification to LICENSOR within [***]([***]) month (the Option Period) following LICENSOR’s notification of intent to Commercialize the Licensed Compound (whether alone or in combination) in any of such countries (the Notification of Intent to Commercialize). For the [***]([***]) day period prior to LICENSOR providing a Notification of Intent to Commercialize, LICENSOR shall use Commercially Reasonable Efforts to obtain a waiver from the Upstream Licensors of their rights under the Upstream License Agreements with respect to the country or countries identified in the Notification of Intent to Commercialize. Upon LICENSOR’s receipt of LICENSEE's notification to exercise its right of exclusive negotiation within the Option Period, the Parties shall negotiate in good faith and agree within [***]([***]) months on the terms and conditions of such territorial expansion of the License. If LICENSOR does not receive such notice from LICENSEE within the Option Period or LICENSEE otherwise declines to enter into negotiations for any such countries, then LICENSOR shall have no further obligations to LICENSEE regarding the Development and Commercialization of the Licensed Product in such countries. If the Parties fail to reach an agreement within such three-month period, then LICENSOR and/or its Affiliates’ shall thereafter have the right to negotiate and enter into an agreement with a Third Party for the Development and/or Commercialization of Licensed Products in Canada, China, Brazil, and/or Mexico; provided that, for a period of [***]([***]) months, if LICENSOR and/or its Affiliates’ offer terms to such Third Party that are more favorable than the ones offered to LICENSEE in the negotiations on a license expansion, LICENSEE has a first right to enter into a license agreement with LICENSOR at such more favorable terms; such right to be exercised within [***]([***]) month after being notified accordingly by LICENSOR.
2.2License Sub-Licensing
(a)LICENSEE shall have the right to grant sub-licenses through multiple tiers under the License pursuant to written sub-license agreements to its Affiliates and to Third Parties listed in Annex 2.2(a). Such sub-licensing shall become effective automatically upon written notification to LICENSOR.
(b)Any other grant of sub-licenses under the License shall require the prior written consent by LICENSOR, such written consent not to be unreasonably withheld or delayed.

*** Certain Confidential Information Omitted.

(c)Sub-license agreements shall be subject to and comply with all terms of this Agreement and, for clarity, the terms of Section 2.2 of the BMS License Agreement and Section 2.2 of the Ligand Sublicense Agreement, and LICENSEE shall remain fully responsible for the compliance by any of the sub-licensees with all restrictions and other applicable terms set forth in this Agreement. Upon request, LICENSEE shall provide LICENSOR with a true, accurate and complete copy of any sub-license agreement with financial and other confidential or proprietary commercial terms redacted (to the extent that such terms are not reasonably necessary for LICENSOR to determine LICENSEE’s compliance with this Agreement). LICENSEE acknowledges that LICENSOR may provide copies of any sub-license agreements to the Upstream Licensors.
2.3Grantback License
(a)LICENSEE hereby grants to LICENSOR a royalty-free and, subject to the following paragraph (b) of this Article 2.3 and further subject to Article 14.4(f), perpetual, irrevocable (thus, surviving the Term) and exclusive license, with full rights to grant sub-licenses through multiple tiers, to use LICENSEE Product Technology, with the sole exception of those parts of LICENSEE Product Technology that exclusively relate to combinations of the Licensed Compound with other API(s) proprietary to or licensed in by LICENSEE, and LICENSEE's rights in Joint Product IP to Develop, Manufacture and Commercialize Licensed Products and other products containing or comprising the Licensed Compound outside the Licensed Territory, including the right for LICENSOR or its Affiliates or (sub)licensees to Develop or have Developed and to Manufacture or have Manufactured Licensed Products and other products containing or comprising the Licensed Compound in the Licensed Territory for Commercialization outside the Licensed Territory.
(b)Upon the expiry of this Agreement, the Parties shall, upon written request by LICENSEE within sixty (60) days of the Agreement's expiry, negotiate in good faith for a period of one hundred twenty (120) days regarding the terms and conditions for LICENSEE to use LICENSEE Product Technology and/or LICENSEE's rights in Joint Product IP being the subject of the license grant pursuant to paragraph (a) of this Article 2.3 outside of the Licensed Territory, subject to any sub-licenses granted thereunder by LICENSOR and provided that LICENSOR's interests in the use and exploitation of LICENSOR Product Technology outside the Licensed Territory shall not be adversely affected. If LICENSEE does not notify LICENSOR of such request during such sixty (60) day period, or if the Parties fail to reach an agreement within such one hundred twenty (120) day negotiation period, then LICENSOR thereafter shall have no obligations, and LICENSEE shall have no rights, under this Article 2.3(b).

2.4Upstream License Agreements
Notwithstanding anything to the contrary in this Agreement, LICENSEE understands and agrees that (a) this Agreement is subordinate to the Upstream License Agreements and the portion of the License granted to LICENSEE under this Agreement that is a sub-license under Upstream License Agreements is limited in scope to the rights granted to LICENSOR in the Upstream License Agreements; (b) such sub-license may be terminated if any Upstream License Agreement is terminated (c) it will comply with all provisions of the Upstream License Agreements relevant to its activities as a Sublicensee (as defined in the Upstream License Agreements); (d) BMS and Ligand's exercise of their rights under the Upstream License Agreements shall not constitute a breach hereunder; (e) it will not take any action that would result in a breach of the Upstream License Agreements; and (f) it will cooperate with and assist LICENSOR to meet its obligations under the Upstream License Agreements.
2.5Retained Rights; Negative Covenants
Unless expressly provided for in this Agreement, this Agreement does not grant any right or license to a Party under any of the other Party’s IP or to the IP of Third Parties. LICENSEE agrees not to use the LICENSOR Product Technology outside of the scope of the License. LICENSOR agrees not to use the LICENSEE Product Technology outside of the scope of the licenses granted to it in Articles 2.1 and 14.4(d).
3.Product Development
3.1Clinical Development Activities
(a)The Parties shall, at any time, cooperate in good faith and use all their Commercially Reasonable Efforts to pursue and complete their roles in the clinical Development activities of Licensed Products as assigned to each Party in the Clinical Development Plan with the goal of obtaining regulatory approvals in jurisdictions within the Licensed Territory (including, without limitation, EMA, Swissmedic, MHRA) as reasonably required to successfully exploit the License.
(b)Annex 3.1(b) sets forth in more detail the clinical development plan for the Existing Product as agreed upon execution of this Agreement, which includes the goals and timelines as well as the Parties' roles, responsibilities and financing of all clinical Development activities for the Existing Product and the intended cooperation with the regulatory authorities in the EU, Switzerland and United Kingdom (EMA, Swissmedic and MHRA) to get approvals for the Existing Product in due course (the Clinical Development Plan).

(c)Under the Clinical Development Plan and Technical Development Plan, it shall be the role and responsibility of LICENSOR, with the due support of LICENSEE for the conduct of clinical trials and regulatory matters at its cost, to use Commercially Reasonable Efforts to perform the clinical and non-clinical Development of the Existing Product until obtaining regulatory approvals for the Existing Product in the EU (EMA), Switzerland (Swissmedic) and United Kingdom (MHRA). LICENSEE shall be informed about the progress on such clinical and non-clinical Development activities performed by LICENSOR on a regular basis, and at least once per Calendar Quarter. The costs for such clinical and non-clinical Development activities for the Existing Product prior to regulatory approval (including trials required to achieve compliance to the agreed EU PIP for the Existing Product) shall be borne by LICENSOR, subject to anything stated to the contrary in the Clinical Development Plan. The costs for any post-approval Development activities, including any confirmatory clinical trial formally required as a post-approval commitment, and any additional Development activities as outlined in the Clinical Development Plan shall be borne in the following proportion by each Party: [***]% by LICENSOR and [***]% by LICENSEE. Any and all clinical studies with the Existing Product to be undertaken shall be jointly developed and discussed between the Parties in the JDC and ultimately approved by the JSC, acting reasonably and in good faith.
(d)LICENSEE shall, upon its discretion, with a right to use and reference the data of clinical studies used in LICENSOR's clinical Development activities, subject to Annex 4(g), as applicable, seek and obtain regulatory approvals for Licensed Products in jurisdictions within the Licensed Territory other than the EU, Switzerland and United Kingdom, at LICENSEE’s cost and in accordance with an amendment of the Clinical Development Plan approved by the JSC, and LICENSOR shall use Commercially Reasonable Efforts to provide technical support with respect to such activities at LICENSOR’s cost.
(e)The clinical Development activities for indications of any Licensed Product other than those of FSGS and lgAN for the Existing Product (New Indications) as well as the allocation of the costs in connection therewith will be determined by the mutual agreement of the Parties and in accordance with an amendment of the Clinical Development Plan approved by the JSC. Clinical studies to be undertaken for such New Indications, as well as any other clinical studies and trials proposed by LICENSEE, or any investigator-sponsored trials that are inconsistent with the then-current Clinical Development Plan or Regulatory Strategy, of the Licensed Products in the Field in the Territory, shall be jointly designed and directed (or overseen with respect to any such investigator-sponsored trials) by the Parties through discussions in the JDC and ultimate approval in the JSC as an amendment to the Clinical Development Plan, always acting reasonably and in good faith.

*** Certain Confidential Information Omitted.

(f)The JDC may amend the Clinical Development Plan to include any additional technical and financial efforts by either of the Parties or the Parties jointly to achieve the best technical and regulatory basis for the exploitation of the License to the commercial benefit of both Parties. Each amended version will be subject to JSC approval and, once approved by the JSC in accordance with the decision-making rules set forth in Article 11.6, automatically considered as the applicable Clinical Development Plan under this Agreement. Any alterations to the clinical protocols or statistical analysis plans for clinical trials, which are determined by the JSC to be pivotal for registration in any jurisdiction in the Licensed Territory, or identified as intended to support changes to labeled indications, shall be reviewed and approved by the JSC in accordance with the decision-making rules set forth in Article 11.6.
(g)During the Term, each Party represents, warrants and covenants that it will have sufficient funding available to perform with Commercially Reasonable Efforts its roles and responsibilities and undertake all clinical and non-clinical Development activities for the Existing Product as of the time such performance is required under, and in line with, the Clinical Development Plan existing as of the Effective Date.
(h)In the event that local clinical studies in the Licensed Territory are conducted to obtain local regulatory approvals or admission to reimbursement by local healthcare insurance schemes for any of the Licensed Products in the Licensed Territory beyond the activities set forth in the Clinical Development Plan, such local clinical studies shall be added to the Clinical Development Plan by the JDC (subject to the approval by the JSC) and performed by LICENSEE, and the costs thereof shall be shared by the Parties in accordance with such amended Clinical Development Plan, however with LICENSOR applying Commercially Reasonable Efforts to support and contribute its experience at LICENSEE’s reasonable request.
(i)For any clinical trials proposed and conducted by LICENSEE, LICENSOR shall have the right to use and reference the data of such clinical trials at no additional cost.
(j)Within one hundred eighty (180) days after the Effective Date, the Parties will enter into a separate safety data exchange agreement, which sets forth the Parties' responsibilities for maintaining safety databases and safety and adverse event reporting obligations. For clarity, LICENSOR will retain the global safety database and responsibility for global pharmacovigilance activities, and LICENSEE shall be responsible for complying with pharmacovigilance requirements in the Licensed Territory.

(k)In the event LICENSOR materially breaches an obligation to perform its activities necessary for obtaining regulatory approval for the Existing Product in the EU (EMA), Switzerland (Swissmedic) and/or United Kingdom (MHRA) as agreed to in the Clinical Development Plan, and LICENSOR fails to cure such material breach within [***]([***]) days after receipt of written notice from LICENSEE detailing such failure, then LICENSEE has the right (StepIn Right), but not the obligation, to assume responsibility for performing any such remaining activities under the Clinical Development Plan in support of obtaining such regulatory approvals (collectively, StepIn Activities) at LICENSEE’s cost and expense notwithstanding anything to the contrary in the foregoing; provided that during the pendency of any dispute resolution proceeding between the Parties under Article 16.11, the subject of which, in whole or in part, is a claim of failure to perform by LICENSOR of its obligations under the Clinical Development Plan for the Existing Product in the EU (EMA), Switzerland (Swissmedic) and/or United Kingdom (MHRA) or whether such failure to perform by LICENSOR has been cured or a claim that this provision is inapplicable by virtue of Article 10(f), LICENSEE’s right to exercise the Step-In Right shall be tolled until the final outcome of such dispute has been established, [***]. In the event LICENSEE is entitled to exercise, and does exercise, the Step-In Right, (a) the Step-In Right shall be LICENSEE’s sole and exclusive remedy with respect to any material breach that resulted in the Step-In Right, (b) LICENSEE will exercise Commercially Reasonable Efforts to perform the Step-In Activities and (c) upon LICENSOR’s request, LICENSEE will provide reasonable documentation evidencing its costs and expenses actually borne in connection with the Step-In Activities.
3.2Technical Development Activities
(a)Subject to anything stated to the contrary, it shall be the role and responsibility of LICENSOR, with the due support of LICENSEE at its cost, to use Commercially Reasonable Efforts to perform and complete the drug substance and drug product CMC Development of the Existing Product and Licensed Compound for use in the Existing Product until obtaining regulatory approvals for the Existing Product in the EU (EMA), Switzerland (Swissmedic) and United Kingdom (MHRA). LICENSOR shall inform LICENSEE on a regular basis, and at least once per Calendar Quarter and as soon as reasonably practicable upon LICENSEE's request, about the progress of such CMC activities. The costs for such CMC Development activities accruing prior to regulatory approval (including, but not limited to, any CMC Development activities required as a post-approval commitment to support conditional approval as well as CMC Development activities required to achieve full compliance to the agreed EU PIP for the Existing Product) shall be borne by LICENSOR, subject to anything stated to the contrary in the Technical Development Plan. The costs for any post-approval Development activities and any additional Development activities as outlined in the Technical Development Plan, shall be borne in the following proportion by each Party: [***]% by LICENSOR and [***]% by LICENSEE.

*** Certain Confidential Information Omitted.

(b)Annex 3.2(b) sets forth the obligations of LICENSOR and LICENSEE with respect to the Development of the drug substance and drug product for the Existing Product and Licensed Compound for use in the Existing Product up to production scale and in compliance with the regulatory requirements and quality specifications required by the official standards agencies and competent authorities of the Licensed Territory, with EMA, Swissmedic and MHRA to obtain regulatory approvals in due course (the Technical Development Plan). For clarity, LICENSOR shall have no obligations hereunder with respect to Development other than those set forth in the Technical Development Plan. Each Party shall use Commercially Reasonable Efforts to perform and complete its obligations as detailed in the Technical Development Plan.
(c)The JTC may amend the Technical Development Plan from time to time to cover additional technical efforts to be performed by each Party, including allocation of costs, for the Existing Product and/or New Indications, for review and approval by the JSC. Each amended version will be, once approved by the JSC in accordance with the decision-making rules set forth in Article 11.6, automatically considered as the applicable Technical Development Plan under this Agreement.
(d)During the Term, each Party represents, warrants and covenants that it will have sufficient funding available to perform with Commercially Reasonable Efforts its roles and responsibilities and undertake all technical Development activities at its own cost as of the time such performance is required under and as provided in the Technical Development Plan existing as of the Effective Date.
3.3Information Transfer
(a)Subject to anything provided for in other Articles of this Agreement (including Annex 4(g)), LICENSOR shall provide to LICENSEE, in a format and manner mutually agreed to in good faith, and without further financial consideration, the Development Data in the possession and Control of LICENSOR as of the Effective Date within a reasonable period, not to exceed thirty (30) days, after the Effective Date.
(b)As provided for in the Clinical Development Plan and subject to anything provided for in other Articles of this Agreement (including Annex 4(g)), the Parties will make available to one another, in a format and manner mutually agreed to in good faith, for review and discussion within the JSC new and material Development Data and other results of the Development conducted hereunder and should either Party reasonably deem the exchange of such new and material Development Data and other results of the Development conducted hereunder being urgent, such exchange shall be made in a comprehensive and agreed format as soon as reasonably possible but in no event later than thirty (30) days after the notification of urgency.
(c)Each Party will maintain records of its Development Data and other results of the Development work conducted by or on behalf of such Party hereunder in sufficient detail as required by regulatory authorities and in a good scientific manner, including as appropriate for patent purposes.

(d)During the Term, each Party shall make its relevant personnel reasonably available to the other Party, at reasonable times during such Party’s normal business hours, to answer any questions or provide instructions as reasonably requested by the other Party concerning the information delivered pursuant to this Article 3.3 or otherwise in connection with the Development of the Licensed Products.
4.Regulatory Matters
(a)Except as specifically provided in this Article 4, the Parties' roles and responsibilities in regulatory matters for the Licensed Compound and any of the Licensed Products in the Licensed Territory (including but not limited to CMA submissions, MAAs, orphan designation(s) and PIPs) shall be set forth in a regulatory strategy document to be negotiated in good faith and presented to the JSC for final approval by no later than forty-five (45) days of the Effective Date (the Regulatory Strategy). The Regulatory Strategy shall also set forth the clinical, non-clinical and CMC data relating to the Licensed Compound and Licensed Products to be shared between the Parties under Article 4(g).
(b)Unless provided otherwise in the Regulatory Strategy, LICENSEE will have ultimate responsibility for and control over marketing authorizations, orphan designation, PIP submissions and/or modifications and related processes within the Licensed Territory, it being understood and agreed that LICENSOR shall contribute to such tasks as detailed in the Regulatory Strategy.
(c)Subject to LICENSEE's roles and responsibilities set forth in the Regulatory Strategy, LICENSOR shall be responsible at its own cost for preparing the dossiers for registration of the Existing Product for FSGS and lgAN in the Licensed Territory for so long as LICENSOR is the sole applicant thereunder and, thereafter, the Parties shall agree on a cost sharing taking into due account their roles and responsibilities. Unless provided otherwise in the Regulatory Strategy, the Party that applies for regulatory approval of a Licensed Product shall be responsible for the filing costs of such application.
(d)Irrespective of the allocation of roles and responsibilities in this Article 4 and in the Regulatory Strategy, LICENSOR shall, at any time, use Commercially Reasonable Efforts to support all tasks of the Regulatory Strategy by contributing its expertise, Know-How and documentation available with regards to the Licensed Compound and the Existing Product in a timely manner as required for submissions and meeting of any deadlines in the regulatory processes. LICENSEE shall contribute its Know-How relating to regulatory matters accordingly and at its own cost.
(e)As soon as reasonably practicable and taking into account the details set forth in the Regulatory Strategy, registrations and marketing authorizations shall, subject to applicable local legislation, be applied for and maintained in the name and at the cost of LICENSEE, its Affiliates or admitted sub-licensees. Where LICENSOR has applied for or obtained product registrations and marketing authorizations within the Licensed Territory in its own name, it shall assign and transfer them to LICENSEE or to LICENSEE's Affiliates or admitted sub-licensees upon first request after regulatory approval.

(f)The maintenance of registrations and marketing authorizations and the related contacts with the regulatory authorities for Licensed Products in the Licensed Territory shall be the responsibility of LICENSEE (or its determined Affiliates or sub-licensees) at its own cost, and, for clarity, LICENSEE shall use Commercially Reasonable Efforts to perform and complete its obligations as detailed in the Regulatory Strategy and as otherwise necessary to obtain and maintain regulatory approvals of the Licensed Products in the Licensed Territory, and if required under applicable laws, rules or regulations, pricing and reimbursement approvals for the Licensed Products in the Licensed Territory. If requested by LICENSEE, LICENSOR shall use Commercially Reasonable Efforts to support such tasks by contributing its Licensed Compound and the Existing Product related expertise, Know-How and documentation.
(g)To the extent permitted under applicable laws, regulations and guidance from regulatory authorities, and in accordance with Annex 4(g), (i) within a reasonably prompt period following the Effective Date, LICENSOR shall make available to LICENSEE electronic copies of all existing Regulatory Documentation for the Licensed Products in LICENSOR’s possession and Control as of the Effective Date, and (ii) thereafter each Party will make available to the other Party electronic copies of all Regulatory Documentation for the Licensed Products in the possession and Controlled by such Party in accordance with the timelines set forth in the Regulatory Strategy, and each Party grants to the other Party the right to cross-reference to such Regulatory Documentation (and the data and information contained therein) as necessary to support a clinical trial for the Licensed Products, to support regulatory approvals of the Licensed Products, to support a label expansion for the Licensed Products, or to support any New Indications agreed to by LICENSOR or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder. Annex 4(g) sets forth the scope of information that is to be provided to LICENSEE by LICENSOR with respect to the PROTECT Study and DUPLEX Study that is subject to a limited group of reviewers and identifies the roles or positions of such reviewers and the time and conditions under which information shall be provided.
(h)Subject to the Regulatory Strategy and Annex 4(g), each Party agrees to inform the other Party duly in advance of any scheduled health authority meetings, which are intended to seek advice on activities listed in the Clinical Development Plan, and the Parties shall share all documents, correspondences and/or meeting minutes upon request and to the extent permitted under applicable laws, regulations and guidance from regulatory authorities. LICENSEE shall make available to LICENSOR copies of all regulatory correspondence pertaining to the Existing Product in general or any of the Licensed Products in the Licensed Territory. LICENSOR shall make available to LICENSEE copies of all regulatory correspondence with the FDA pertaining to the Existing Product in general or any of the Licensed Products, subject to the Regulatory Strategy, Annex 4(g) and to the extent permitted under applicable laws, regulations and guidance from regulatory authorities.
(i)This Article 4 shall apply mutatis mutandis with regard to applications for and maintenance of health technology assessments (HTAs) and any other activities in support of reimbursement by local healthcare insurance schemes, being the main responsibility of LICENSEE.
5.Manufacturing and Supply
(a)The LICENSOR shall continue to use Commercially Reasonable Efforts to conduct, at its own cost, the drug substance and drug product Development and Manufacturing of the Existing Product and of the Licensed Compound for use in the Existing Product in accordance with the Technical Development Plan and applicable laws.
(b)Subject to anything stated to the contrary, the Manufacturing and supply of Licensed Compound and Licensed Products for Commercialization in the Licensed Territory, including partner selection, shall be transferred to LICENSEE in due course, and, upon such transfer, it shall be the right and responsibility of LICENSEE to conduct and control Manufacturing and supplies of Licensed Compound and Licensed Products in the Licensed Territory, including all necessary related authorizations, at its own cost.
(c)The Parties shall agree, within sixty (60) days of the Effective Date, on a Manufacturing strategy encompassing, without limitation, the following matters, such discussions and agreement to be conducted and achieved in the JTC (the Manufacturing Strategy):
(i)To assure that LICENSEE assumes control and takes responsibility for Manufacturing and supply of Licensed Compound and Licensed Products, including partner selection, for Commercialization within the Licensed Territory;
(ii)To assure that the contributions of both Parties meet all quality and safety related requirements to obtain regulatory approvals and reimbursement by local health insurance schemes in the Licensed Territory;
(iii)To assure that the Manufacturing of Licensed Products meet the quantity and quality requirements in accordance with LICENSEE's business plans for the exploitation of Licensed Products under the License;
(iv)To assure LICENSOR's Manufacturing activities until completion of the transfer of the Manufacturing responsibility to either LICENSEE or CMOs under LICENSEE's control;
(v)To assure the transfer of LICENSOR's documented Know-How within the LICENSOR Product Technology to LICENSEE or CMOs controlled by LICENSEE in case of a transfer of Manufacturing responsibilities to such recipients;
(vi)To discuss potential opportunities for the involvement of LICENSEE or its CMOs in the Manufacturing of the Licensed Product for sales by LICENSOR or its Affiliates or sub-licensees outside the Licensed Territory; and

(vii)any other matter reasonably necessary or helpful to permit and facilitate best in class, professional and cost-effective Manufacturing of Licensed Compound and Licensed Products in the Licensed Territory throughout the Term, including without limitation the critical terms of a Supply Agreement to be negotiated and agreed in accordance with the immediately below paragraph (d).
(d)Within one hundred twenty (120) days of the Effective Date, the Parties will negotiate in good faith and execute in line with the Manufacturing Strategy a manufacturing and supply agreement regulating the details of Manufacturing and supply of Licensed Compound and Licensed Products (the Supply Agreement) as well as a respective quality agreement (the Quality Agreement).
(e)In so far as is necessary to ensure the transfer of Manufacturing of Licensed Compound and Licensed Product, LICENSEE shall be given access to the LICENSOR Product Technology.
(f)In case LICENSOR will supply products to LICENSEE and the Parties have failed to enter into a Supply Agreement, supplies will be subject to customary supply agreement terms, and supplies shall be provided at a supply price of COGS plus [***]%.
6.Commercialization
(a)Subject to anything stated to the contrary herein, LICENSEE shall be solely responsible, at its own cost and expense, for the Commercialization of Licensed Products in the Field in the Licensed Territory, including, without limitation, (i) commercial launch and pre-launch planning; (ii) market access and pricing and reimbursement approval of Licensed Products; (iii) marketing and promotion activities; (iv) medical education and other medical activities for supporting sales such as publications, ad boards, etc., subject to Article 8.5; (v) sales, logistics and distribution of Licensed Products; (vi) pre-sale and post-sale customer handling and support; (vii) order processing, invoicing and debt collection; and (viii) accounting for inventory and receivables.
(b)LICENSEE shall use Commercially Reasonable Efforts to launch and Commercialize Licensed Products in the Licensed Territory to the extent it has obtained regulatory approval and, if applicable, pricing and reimbursement approval, within six (6) months after obtaining such approval(s), provided that sufficient quantities of Licensed Products in good quality and complying with the specifications set forth in the regulatory approvals are available. Any decision by LICENSEE not to launch and Commercialize Licensed Products in any country in the Licensed Territory within such six (6) month period is subject to the review of the JSC. LICENSEE shall not be obligated to launch Licensed Products in any particular country if the JSC, upon LICENSEE’s request, determines that it would not be commercially reasonable to launch in such country.

*** Certain Confidential Information Omitted.

(c)LICENSOR will use Commercially Reasonable Efforts to fully support LICENSEE's Commercialization activities at LICENSEE’s reasonable request.
(d)Any and all transactions with respect to the Commercialization of Licensed Products be-tween LICENSEE and its Affiliates and sub-licensees, on the one hand, and Fresenius Medical Care AG & Co. KGaA or any member of the Fresenius Medical Care group of companies, on the other hand, shall be on arm’s-length terms.
7.Financial Consideration
7.1Overview
As financial consideration for the grant of rights hereunder, LICENSEE shall effect an Upfront Fee (Article 7.2) and make certain Milestone Payments (Article 7.3) and tiered Royalty Payments (Article 7.4).
7.2Upfront Fee
Within [***] of execution of this Agreement, LICENSEE shall pay to LICENSOR a one-time and, subject to set-offs as set forth immediately hereinafter, non-refundable Upfront Fee of USD 55,000,000 (fifty five million US Dollars) in cash to LICENSOR.
7.3Milestone Payments
During the Term, LICENSEE shall make non-refundable payments to LICENSOR, subject to the first achievement of certain milestone events as follows:
(a)Regulatory Milestone Payments:
(i)Upon regulatory approval (CMA or full regulatory approval) by the European Commission of a Licensed Product for FSGS, or variation of an existing regulatory approval to add FSGS, LICENSEE will make a Regulatory Milestone Payment of USD [***] ([***] US Dollars).
(ii)Upon regulatory approval (both CMA and full regulatory approval) by the European Commission of a Licensed Product for IgAN, or variation of an existing regulatory approval to add IgAN, LICENSEE will make a Regulatory Milestone Payment (2) of USD [***] ([***] US Dollars), provided that in the case of a missed CMA approval but full regulatory approval by the European Commission of a Licensed Product for IgAN, or variation of an existing regulatory approval to add IgAN, the amount of the Regulatory Milestone Payment (2) will be USD [***] ([***] US Dollars).

*** Certain Confidential Information Omitted.

(b)Pricing Approval Milestone Payments.
(i)Upon the final and definitive determination of the reimbursement price for the approved Existing Product in all Major Market Countries, LICENSEE shall make the following Pricing Approval Milestone Payments depending on the average Approved Price in Major Market Countries:
(1)If the Existing Product obtains full European Commission approval, the Pricing Approval Milestone Payment shall be, depending on the finally approved reimbursement price for IgAN:

Average Approved Price per 400mg Tablet in Major Market Countries for IgAN	Milestone Payment
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR[***]EUR	[***] USD
[***] EUR	[***] USD

*** Certain Confidential Information Omitted.

(2)If the Existing Product obtains full European Commission approval only for IgAN, the Pricing Approval Milestone Payment shall be, depending on the finally approved reimbursement price for the Existing Product for IgAN:

Average Approved Price per 400mg Tablet in Major Market Countries for IgAN	Milestone Payment
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR[***] EUR	[***] USD
[***] EUR	[***] USD

*** Certain Confidential Information Omitted.

(3)If the Existing Product obtains full European Commission approval only for FSGS, the Pricing Approval Milestone Payment shall be, depending on the finally approved reimbursement price for the Existing Product for FSGS:

Average Approved Price per 400mg Tablet in Major Market Countries for FSGS	Milestone Payment
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR[***]EUR	[***] USD
[***]EUR	[***] USD

(ii)For the avoidance of doubt, only one of such Pricing Approval Milestone Payments shall be made depending on the average Approved Price calculated [***] ([***]) months following the date of the first European Commission approval (whether conditional or full) of the Existing Product for IgAN. Upon the earlier of (A) the JDC abandoning efforts to obtain European Commission approval of the Existing Product for IgAN or (B) European Commission approval of the Existing Product for IgAN is otherwise not obtained on or before [***], then the Pricing Approval Milestone Payments shall be made depending on the average Approved Price calculated [***]([***]) months following the date of European Commission approval (whether conditional or full) of the Existing Product for FSGS.
(iii)In the event the approved Existing Product has not been launched in all Major Market Countries within [***]([***]) months following the date of European Commission approval, the average Approved Price for the subset of the Major Market Countries in which it is launched will be used for purposes of determining the Pricing Approval Milestone Payment.

*** Certain Confidential Information Omitted.

(iv)LICENSEE shall notify LICENSOR of the achievement of each milestone event described in this Article 7.3(b) within [***] ([***]) days following such achievement and will make the applicable payments to LICENSOR within [***] ([***]) days following such achievement.
(c)Sales Milestone Payments for sales generated in the Licensed Territory.
    Upon the occurrence of each of the following milestone events, LICENSEE will make a Sales Milestone Payment as follows:
(i)Annual Net Sales in the Licensed Territory exceeding USD [***]million: USD [***]million ([***]million US Dollars);
(ii)Annual Net Sales in the Licensed Territory exceeding USD [***]million: USD [***]million ([***]million US Dollars);
(iii)Annual Net Sales in the Licensed Territory exceeding USD [***]million: USD [***]million ([***]million US Dollars);
(iv)Annual Net Sales in the Licensed Territory exceeding USD [***]million: USD [***]million ([***]million US Dollars);
(v)Annual Net Sales in the Licensed Territory exceeding USD [***]million: USD [***]million ([***]million US Dollars); and
(vi)Annual Net Sales in the Licensed Territory exceeding US dollars [***]million: USD [***]million ([***]million US Dollars).
For the avoidance of doubt, each of such Sales Milestone Payments will be paid once upon the occurrence of any of the milestone thresholds. The Sales Milestone Payments are additive, such that if more than one milestone threshold is achieved in the same Calendar Year, then the Sales Milestone Payments for all such achieved milestone thresholds are due and payable. LICENSEE will pay all Sales Milestone Payments within [***] ([***]) days following the end of the Calendar Year in which the applicable milestone thresholds are achieved.

*** Certain Confidential Information Omitted.

7.4Royalties
(a)During the Royalty Term and on a Licensed Product-by-Licensed Product basis and subject to the following, LICENSEE shall pay to LICENSOR royalties on annual Net Sales of the Licensed Products in all countries in the Licensed Territory combined during a Calendar Year as follows (the Royalty Payments):
(i)Annual Net Sales below USD [***]million: [***] %;
(ii)Annual Net Sales between USD [***] million and USD [***]million: [***] %;
(iii)Annual Net Sales between USD [***]million and USD [***]million: [***] %;
(iv)Annual Net Sales between USD [***]million and USD [***]million: [***] %;
(v)Annual Net Sales between USD [***]million and USD [***]million: [***] %;
(vi)Annual Net Sales above USD [***]million: 40%.
(b)Royalty rates as set forth above are applicable for Net Sales in all countries of the Licensed Territory and royalty rate tier even if the aggregate Net Sales reach more than one such tier in any Calendar Year. By way of example, in case of annual Net Sales for all countries in the Licensed Territory having been USD [***], [***]% shall be paid on a sales amount of USD [***], [***]% on a sales amount of an additional USD [***], and [***]% on the remaining sales amount of USD [***].
(c)Subject to set-offs as set forth herein, Royalty Payments shall be calculated and paid on total annual Net Sales of Licensed Products in all countries of the Licensed Territory during the applicable Royalty Term, and are to be paid during the entire Royalty Term per country and with reductions, if any, to be determined on a country-by-country and Licensed Product-by-Licensed Product basis.

*** Certain Confidential Information Omitted.

(d)The Royalty Term in each country in the Licensed Territory for each Licensed Product shall start with the First Commercial Sale of such Licensed Product in such country and expire, subject to Article 7.4(f), at the latest of (i) expiration of all Licensed Patents (including associated extensions) in such country (the prosecution of which has not been taken over by LICENSEE in accordance with Article 8.2(d)) that would, but for the licenses granted under this Agreement, be infringed (or, in the case of a claim that has not yet issued, would be infringed if such claim were to issue in the applied for form in which it exists at the applicable time) by (1) the using within the scope of the approved label, selling or importing of such Licensed Product that has obtained regulatory approval in such country, or (2) following transfer of Manufacturing responsibility for Commercialization in the Licensed Territory to either LICENSEE or CMOs under LICENSEE's control, the Manufacturing of such Licensed Product that has obtained regulatory approval in such country, (ii) expiration of all regulatory marketing and data exclusivity applicable to such Licensed Product in such country, or (iii) the tenth (10th) anniversary of the date of the First Commercial Sale by LICENSEE or any of its Affiliates or sub-licensees of such Licensed Product in such country. Subject to Article 7.4(f), after expiry of the Royalty Term for a given Licensed Product in a given country, further sales in such country will not generate Royalty Payments any longer. Notwithstanding the foregoing, and subject to Article 7.4(f), if (i) the Royalty Term for a Licensed Product in a country is continuing solely because of a claim in the Licensed Patents that covers the Manufacturing process of such Licensed Product in such country and not a claim that covers such Licensed Product’s composition of matter, formulation or method of use in such country (such period of the Royalty Term, the Sole Manufacturing Claim Royalty Term), and (ii) during the Sole Manufacturing Claim Royalty Term a Generic Product with respect to such Licensed Product has been approved and commercially launched in such country, then the Royalty Term for such Licensed Product in such country shall automatically expire upon the date of such commercial launch of a Generic Product.

(e)In the event any intellectual property rights Controlled by a Third Party (Third Party IP) are necessary for the Manufacture and Commercialization by LICENSEE of the Licensed Compound or any Licensed Product in the Licensed Territory as permitted under this Agreement, as between the Parties, LICENSOR shall have the first right, but not the obligation, to obtain a license or otherwise obtain the rights to such Third Party IP, with the right to grant sub-licenses to LICENSEE, under such Third Party IP. LICENSEE shall have the option of obtaining a sub-license from LICENSOR for such Third Party IP for [***]% of the fees and other consideration owed to such Third Party for the sub-license. In the event licenses for such Third Party IP are granted directly to LICENSEE such that LICENSEE or any of its Affiliates or sub-licensees are required to pay royalties to Third Parties in any country within the Licensed Territory in consideration for a license under Patents Controlled by such Third Parties that cover the composition of matter of, the method of use for, or the manufacturing process for the Licensed Compound or a Licensed Product that has obtained regulatory approval in such country (the Third Party License Cost), [***]% of such Third Party License Cost shall be credited and set-off against Royalty Payments hereunder, provided that annual Royalty Payments shall not be reduced by more than [***]% to set-off against the Third Party License Cost.
(f)Notwithstanding anything stated to the contrary, the Royalty Payment shall be not less than the duration and the amount of royalty payments owed by LICENSOR under the Upstream License Agreements (as attached hereto as of the Effective Date) for the portion of sales of Licensed Products in the Licensed Territory.
7.5Currency Conversion
All payments of Milestone Payments and Royalty Payments shall be calculated and effected in USD. With respect to Net Sales invoiced in a currency other than USD, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the USD equivalent, calculated using the arithmetic average of the spot rates on the close of business on the last Business Day of each month of the Calendar Quarter in which the Net Sales were made. The "closing mid-point rates" found in the "dollar spot forward against the dollar" table published by The Financial Times, or any other publication as may be agreed to by the Parties in writing, shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.

*** Certain Confidential Information Omitted.

7.6Reporting, Invoicing and Payment Terms
(a)LICENSEE shall use Commercially Reasonable Efforts to provide LICENSOR within [***] ([***]) Business Days after the end of each Calendar Quarter with a preliminary estimate of gross sales in each Major Market Country and Switzerland for the just-ended Calendar Quarter. LICENSEE shall render account of its Net Sales on a Calendar Quarter basis within [***] ([***]) days after the Calendar Quarter's end. Each report shall include following information for each Calendar Quarter (the Quarterly Report):
(i)countries of sales; number of Licensed Products sold (per country);
(ii)exchange rates used in determining the amount of USD;
(iii)total gross sales and Net Sales (per country), and the calculation of Net Sales from such gross sales;
(iv)royalty rate applied in accordance with Article 7.4;
(v)total gross Royalty Payments in USD;
(vi)deductions according to the Net Sales definition;
(vii)net Royalty Payments, Pricing Approval Milestone Payments and Sales Milestone Payments actually owed and to be paid to LICENSOR; and
(viii)the dates of the First Commercial Sale of Licensed Products in any country in the Licensed Territory.
(b)Royalty Payments for each Calendar Quarter shall be due within [***]] ([***]) days after LICENSEE provides LICENSOR with the Quarterly Report for the applicable Calendar Quarter.
7.7Taxation
(a)All amounts to be paid by LICENSEE hereunder are being understood and agreed as net of VAT. Applicable VAT are to be duly calculated, accounted for and added to the fee amounts on the invoices. If VAT are owed, VAT shall be added to the applicable net amount owed. The Parties shall cooperate and exercise their Commercially Reasonable Efforts to allow, to the extent possible under applicable laws and regulations, recovery of any such VAT paid. In particular, LICENSOR shall provide invoices in accordance with applicable VAT law and any other documentation reasonably required by LICENSEE to obtain a refund of such VAT.

*** Certain Confidential Information Omitted.

(b)All amounts to be paid hereunder shall be paid after all deductions and withholdings for royalty and other income taxes and levies solely arising from this Agreement and owed by LICENSOR as required by law or any governmental agency in any country having jurisdiction. If the applicable law requires any such deduction or withholding, LICENSEE shall pay to LICENSOR the applicable gross amount after deduction or withholding as duly reported and accounted for by LICENSEE, provided however, that if as a result of LICENSEE assigning this Agreement to any Affiliate of LICENSEE or a Third Party or changing its domicile, additional withholding taxes become due that would not have otherwise been due hereunder with respect to this Agreement, LICENSEE shall be responsible for all such additional withholding taxes and shall pay LICENSOR such amounts as are necessary to ensure that LICENSOR receives the same amount as it would have received had the LICENSEE made such payment itself.
(c)The Parties shall cooperate and exercise their Commercially Reasonable Efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of applicable double tax treaties. The Parties shall furnish each other with the best available evidence on the application of double tax treaties applicable and of payment whenever LICENSEE is to deduct such tax from any payments due.
7.8Books and Records; Audits
(a)LICENSEE shall keep and shall cause its Affiliates and sub-licensees to keep full and accurate accounting records related to the Net Sales in sufficient detail and in compliance with internationally recognized accounting standards, provided that if LICENSEE uses accounting standards other than GAAP, it shall provide LICENSOR with sufficient information for LICENSOR to calculate Net Sales in accordance with GAAP accounting records, together with all necessary supporting data, shall be kept for not less than ten (10) years.
(b)Upon reasonable notice to LICENSEE, LICENSOR shall have the right to have an independent certified public accountant selected by LICENSOR and reasonably acceptable to LICENSEE to audit during office hours, on a strictly confidential (even towards LICENSOR) basis, LICENSEE's, its Affiliates’ and sub-licensees’ records pertaining to Net Sales to verify all payments made hereunder; provided, however, that such audit shall not (a) take place more frequently than once in a Calendar Year, nor (b) cover records for more than the preceding [***] ([***]) years. For the avoidance of doubt, each annual record can be audited once only.
(c)The final result (but not the details of the audit itself nor LICENSEE’s financial data) of the audit setting forth whether and to what total extent the accounting of Net Sales rendered for the audited period needs corrections shall be shared with LICENSOR and shall be final and binding on the Parties. Any necessary adjustment in payments (whether overpayment or underpayment) shall be settled within sixty (60) days of receipt of the final results of the audit.
*** Certain Confidential Information Omitted.

(d)The fees and expenses of an audit shall be borne by LICENSOR; provided, however, that if an audit reveals that LICENSEE underpaid by more than the lesser of USD [***] or [***] percent ([***] %) of the amount that was payable for the period of the audit, then LICENSEE shall, in addition to paying immediately to LICENSOR any such shortfall, reimburse LICENSOR for the cost of such audit.
7.9Interest Due
Without limiting any other rights or remedies available to LICENSOR, LICENSEE shall pay LICENSOR interest on any payments that are not paid on or before the date thirty (30) days after the date such payments are due under this License at a rate of [***] percent ([***]%) per year or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.
8.Intellectual Property Rights
8.1In General
(a)Subject to the following, each Party shall, independently from the other, own or otherwise Control and, to the extent applicable, apply for, defend and maintain all IP relating to the subject matter of this Agreement it has acquired, developed or created or will acquire, develop or create during the Term.
(b)Ownership of all inventions made under this Agreement shall be based on inventorship, as determined in accordance with the rules of inventorship under USA patent laws. If the Parties jointly make an invention relating to the subject matter of this Agreement (each a Joint Product Development), the IP in such Joint Product Development (Joint Product IP) will be jointly owned by the Parties at equal proportions, it being understood and agreed that Joint Product Developments shall be used in accordance with this Agreement only and each Party shall be free to use Joint Product Developments and Joint Product IP in its own name and at its own discretion against no consideration to be paid to the other after the expiry or termination of this Agreement, subject to Article 14.4(d) and subject to any licenses granted by such Party to the other Party surviving the expiry or termination of this Agreement.

*** Certain Confidential Information Omitted.

(c)LICENSEE represents, warrants and covenants to LICENSOR that each Affiliate of LI-CENSEE, each of their respective sub-licensees, and each employee, agent, consultant and subcontractor of LICENSEE, its Affiliates and their respective sub-licensees is obligated to assign all of his/her/its/their right, title and interest in and to all inventions, discoveries, findings and contributions made under this Agreement (including through the exercise of rights or performance of obligations hereunder) by or on behalf of LICENSEE or any of its Affiliates or sub-licenses that cover or relate to a Licensed Compound or any product comprising a Licensed Compound, including any Licensed Product (including, but not limited to, inventions and discoveries relating to the form(s) identity(ies), structure(s), chemical properties, physical properties and activity of a Licensed Compound or any product comprising a Licensed Compound, including any Licensed Product, and any method of manufacturing or method of using a Licensed Compound or any product comprising a Licensed Compound, including any Licensed Product), including, without limitation, all intellectual property rights in and to any of the foregoing, to LICENSEE or to such Affiliate of LICENSEE (or to such sub-licensee, who is turn obligated to assign all such right, title and interest to LICENSEE or its Affiliate). LICENSEE will promptly disclose to LICENSOR any such inventions, discoveries, findings and contributions.
(d)For clarity, between the Parties, (i) all inventions, discoveries, findings and contributions solely made by or on behalf of LICENSOR pursuant to its or its Affiliates’ or (sub)licensees’ (other than LICENSEE) right to Develop or have Developed and Manufacture or have Manufactured the Licensed Compound and Licensed Products for Commercialization outside the Licensed Territory pursuant to Article 2.1(b) and the IP rights thereof will be the sole property of LICENSOR and deemed LICENSOR Product Technology to the extent Controlled by LICENSOR, and (ii) all inventions, discoveries, findings and contributions solely made by or on behalf of LICENSEE pursuant to its or its Affiliates’ or sub-licensees' right to (1) Develop and Commercialize Licensed Products in the Field in the Territory pursuant to Article 2.1(a)(i) or (2) Manufacture or have Manufactured the Licensed Compound and Licensed Products in or outside of the Licensed Territory for Commercialization in the Field in the Licensed Territory pursuant to Article 2.1(a)(ii) and the IP rights thereof will be the sole property of LICENSEE and deemed LICENSEE Product Technology to the extent Controlled by LICENSEE and subject to the license granted by LICENSEE to LICENSOR under Article 2.3 and Article 14.4(d).
(e)All rights and licenses granted under or pursuant to any Article of this Agreement are and will otherwise be deemed to be bankruptcy protected as foreseen, for the sake of interpretation, in Section 101(35A) and Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code) or any comparable law outside the USA. Each of the Parties will retain and may fully exercise all of its respective rights and elections under applicable bankruptcy or any other laws in any jurisdiction to enforce such bankruptcy protection
(f)IP matters will be handled by the Joint IP Committee in accordance with Article 11.4 to the extent consistent with this Article 8.

8.2IP Prosecution and Enforcement
(a)As between the Parties, LICENSOR shall have the first right, but not the obligation, to prosecute, defend and maintain all Licensed Patents and Patents within Joint Product IP, and, outside of the Licensed Territory, Patents within LICENSEE Product Technology that claim an inventive use of the Licensed Compound itself (and, for the sake of clarity, not the Licensed Compound as an alternative among a variety of compounds only), either alone or in combination with other API(s) not proprietary to nor in-licensed by LICENSEE (each, a LICENSEE Compound Use Patent), provided, however, that LICENSOR shall consult with LICENSEE within the Joint IP Committee to align measures to be taken to maintain adequate Patent and other IP protection of Licensed Products and their Commercialization in the Licensed Territory. In addition, LICENSEE and LICENSOR shall discuss via the Joint IP Committee reasonable measures to be taken, and the Parties shall take reasonable measures, to ensure that Patent applications claiming LICENSEE Product Technology do not claim both (i) an inventive use of the Licensed Compound and (ii) other subject matter (through the filing of divisional applications or otherwise). LICENSOR shall be responsible for [***]% of the costs to prosecute and maintain the Licensed Patents and LICENSEE Compound Use Patents outside the Licensed Territory, and LICENSOR and LICENSEE shall each be responsible for [***]% of the costs to prosecute and maintain Patents within Joint Product IP, in each case pursuant to this Article 8.2(a). For the avoidance of doubt, LICENSOR shall bear [***] expenses for defending EP 3 222 277 B1 in the pending patent opposition and for prosecuting the envisaged supplementary protection certificate requests.
(b)LICENSEE shall be solely responsible, at [***] cost to LICENSOR, to prosecute, defend and maintain IP in LICENSEE Product Technology in the Licensed Territory and (without being obligated though) outside the Licensed Territory, other than the LICENSEE Compound Use Patents outside the Territory, provided, however, that LICENSEE shall inform and consult with LICENSOR within the Joint IP Committee regarding such prosecution, defense and maintenance of IP in LICENSEE Product Technology. If LICENSEE declines to procure the filing of new patent applications relating to the LICENSEE Product Technology in the Licensed Territory or outside the Licensed Territory, other than the LICENSEE Compound Use Patents outside the Territory, or decides that it is no longer interested in the prosecution, defense and/or maintenance of one or several Patents within the LICENSEE Product Technology in the Licensed Territory or outside the Licensed Territory, other than the LICENSEE Compound Use Patents outside the Territory, during the Term, then it will promptly advise LICENSOR of its decision, however, at least [***] ([***]) days in advance of any statutory bar or other deadline that would result in the loss of such Patents or the rights to apply for such Patents. LICENSOR may, upon written notice to LICENSEE, assume such prosecution, defense and maintenance at LICENSOR’s [***] and discretion. LICENSEE will reasonably cooperate, upon LICENSOR’s reasonable request [***], in connection with the prosecution, defense and maintenance of such Patents within the LICENSEE Product Technology, including providing technical expertise, technical data, prosecution history and other relevant expertise Controlled by LICENSEE.

*** Certain Confidential Information Omitted.

(c)Through the Joint IP Committee, the Parties shall (i) provide reasonable assistance to each other and support all prosecution, defense and maintenance activities upon the other Party’s reasonable request, (ii) coordinate regarding the prosecution, defense and maintenance of LICENSEE Product Technology, and (iii) consult regarding the prosecution, defense and maintenance of LICENSOR Product Technology and Joint Product IP.
(d)If LICENSOR declines to procure the filing of new patent applications relating to the LICENSOR Product Technology in the Licensed Territory or, outside of the Licensed Territory, applications for LICENSEE Compound Use Patents, or decides that it is no longer interested in the prosecution, defense and/or maintenance of one or several Licensed Patents in the Licensed Territory or one or several LICENSEE Compound Use Patents outside of the Licensed Territory, then it will promptly advise LICENSEE of its decision, however, at least [***] ([***]) days in advance of any statutory bar or other deadline that would result in the loss of such Licensed Patent or LICENSEE Compound Use Patents, or the rights to apply for such Patents. LICENSEE may, upon written notice to LICENSOR, assume such prosecution, defense and maintenance in LICENSOR’s name and at LICENSEE’s [***] and discretion. LICENSOR will reasonably cooperate, upon LICENSEE’s reasonable request [***], in connection with the prosecution, defense and maintenance of such Licensed Patents, including providing technical expertise, technical data, prosecution history and other relevant expertise. LICENSOR’s obligations and LICENSEE’s rights pursuant to this Article 8.2(d) are in all cases subject to LICENSOR’s obligations under the Upstream License Agreements.
(e)European Unitary Patent System: With regard to any Licensed Patents and Patents, if any, that are LICENSEE Product Technology or Joint Product IP that would fall under the new European Unitary Patent System, the Party prosecuting such Patents will elect the opt-out option unless the Parties agree otherwise.
(f)Patent Term Extensions: The Party prosecuting or procuring the prosecution of Licensed Patents in the Licensed Territory or Patents that are LICENSEE Product Technology or Joint Product IP will be responsible for applying or having applied for patent term extensions, including supplementary protection certificates and any other extensions such as paediatric extensions, that are now available or become available during the Term and that become available directly as a result of the regulatory approval of a Licensed Product; provided that such Party will consult with the other Party with respect to such decisions and will consider the comments and concerns of the other Party in good faith; and further provided that LICENSOR will consult with LICENSEE with respect to such decisions (including selection of the Patent(s) for patent term extension, supplementary protection certificates or any other extensions including paediatric extensions) as a result of the first regulatory approval in the Licensed Territory of any Licensed Product.

*** Certain Confidential Information Omitted.

(g)Notice: Each Party shall promptly report in writing to the other Party any known or reasonably suspected infringement or unauthorized use or misappropriation of any of the Licensed Patents in the Licensed Territory, Joint Product IP, or any IP in LICENSEE Product Technology or, in the Licensed Territory, LICENSOR Product Technology, of which such Party becomes aware and shall provide the other Party with all evidence in its possession regarding such known or suspected infringement or unauthorized use (to the extent able to be disclosed).
(h)Initial Right to Enforce: As between the Parties, LICENSOR shall have the first right, but not the obligation, to initiate a lawsuit or take other reasonable action to enforce (i) Licensed Patents, Product Trademarks, Joint Product IP or any IP in LICENSOR Product Technology with respect to an infringement or unauthorized use by a Third Party (any such infringement or unauthorized use in the Licensed Territory, a Product Infringement), and (ii) any LICENSEE Compound Use Patents with respect to an infringement or unauthorized use by a Third Party outside of the Licensed Territory (any such infringement or unauthorized use, a Field Infringement). LICENSOR shall consult with LICENSEE in the Joint IP Committee, and give good faith consideration to any reasonable objection from LICENSEE regarding LICENSOR’s proposed course of action prior to initiating any such lawsuit or other enforcement action asserting any such Licensed Patent, Joint Product IP, IP in LICENSOR Product Technology, or LICENSEE Compound Use Patent against a Product Infringement or Field Infringement. LICENSEE shall reasonably cooperate and allow to be involved in the prosecution of any such suit or other action against a Product Infringement or Field Infringement, including joining any action as party-plaintiff at LICENSOR’s request if needed for LICENSOR to have standing to bring such suit; [***]. LICENSOR shall keep LICENSEE reasonably informed and involved regarding the prosecution, strategy, settlement discussions and results of any such enforcement suit or action (including in any case, a detailed update at least once per Calendar Quarter or in the Joint IP Committee).
(i)Step-In Right: If LICENSOR does not initiate a lawsuit or take other reasonable action intended to cause a Product Infringement or Field Infringement to cease and obtain remedies for the harm resulting therefrom within [***] ([***]) days of notice provided pursuant to paragraph (g), then LICENSEE shall have the right, but not the obligation, to initiate such lawsuit or take such other action, after providing [***] ([***]) days’ notice to LICENSOR and giving good faith consideration to the LICENSOR’s reason(s) for not initiating a lawsuit or taking other action. For this purpose, LICENSOR shall cooperate in the prosecution of such suit as may be reasonably requested by LICENSEE. LICENSEE shall keep LICENSOR reasonably informed and involved regarding the prosecution, strategy, settlement discussions and results of any such enforcement suit or action (including in any case, a detailed update at least [***] per Calendar Quarter or in the Joint IP Committee). LICENSOR’s obligations and LICENSEE’s rights pursuant to this Article 8.2(i) are in all cases subject to LICENSOR’s obligations under the Upstream License Agreements.

*** Certain Confidential Information Omitted.

(j)Enforcement by LICENSEE: LICENSEE shall have the first right, but not the obligation, to initiate a lawsuit or take other reasonable action to enforce Patents in LICENSEE Product Technology, other than any LICENSEE Compound Use Patents outside the Licensed Territory, with respect to an infringement or unauthorized use by a Third Party within or outside the Licensed Territory. LICENSEE shall consult with LICENSOR in the Joint IP Committee, and give good faith consideration to any reasonable objection from LICENSOR regarding LICENSEE’s proposed course of action prior to initiating any such lawsuit or other enforcement action asserting any such Patents against such infringement or unauthorized use. LICENSEE shall keep LICENSOR reasonably informed and involved regarding the prosecution, strategy, settlement discussions and results of any such enforcement suit or action (including in any case, a detailed update at least [***] per Calendar Quarter or in the Joint IP Committee). If LICENSEE does not initiate a lawsuit or take other reasonable action intended to cause such infringement or unauthorized use to cease and obtain remedies for the harm resulting therefrom within [***] ([***]) days of notice provided pursuant to paragraph (g), then, to the extent such infringement or unauthorized use relates to the Licensed Compound, LICENSOR shall have the right, but not the obligation, to initiate such lawsuit or take such other action, after providing [***] ([***]) days’ notice to LICENSEE and giving good faith consideration to the LICENSEE’s reason(s) for not initiating a lawsuit or taking other action. For this purpose, LICENSEE shall cooperate in the prosecution of such suit as may be reasonably requested by LICENSOR; LICENSOR shall bear [***] incurred by LICENSEE in its effort to cooperate in the prosecution of such suit outside the Territory. LICENSOR shall keep LICENSEE reasonably informed and involved regarding the prosecution, strategy, settlement discussions and results of any such enforcement suit or action (including in any case, a detailed update at least once per Calendar Quarter or in the Joint IP Committee).
(k)Conduct of Certain Actions; Costs: The Party initiating legal action against a Product Infringement or Field Infringement or pursuant to Article 8.2(j) shall discuss with the other Party but have the final right to select the counsel for any suit initiated by it. [***]. If LICENSEE is the initiating Party, it shall not settle any such legal action that restricts the scope or adversely affects the enforceability of a Licensed Patent or LICENSEE Compound Use Patents without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld or delayed. If LICENSOR is the initiating Party with respect to the LICENSEE Product Technology, it shall not settle any such legal action that restricts the scope or adversely affects the enforceability of a Patent within the LICENSEE Product Technology without the prior written consent of LICENSEE, which consent shall not be unreasonably withheld or delayed.
(l)Recoveries: Any amount recovered in any action or settlement of any action against a Product Infringement or Field Infringement or pursuant to Article 8.2(j) shall be allocated [***].

*** Certain Confidential Information Omitted.

8.3Infringement of Third Party’s Patents
Each Party shall notify the other Party promptly if, to its knowledge, a Third Party owns or obtains in any country within or outside the Licensed Territory a Patent claiming the Licensed Compound or any method of using (including medical use claims irrespective of their wording) or producing the Licensed Compound, and the Parties agree to use Commercially Reasonable Efforts to consult and agree with each other in good faith as to how to best address this issue. In the event of litigation commenced by the Third Party, each Party shall control its own defense at its own expense, subject to Article 9.5.
8.4Product Trademarks and Domain Names
(a)LICENSEE will Commercialize Licensed Products in its own name and on its own account under the Product Trademarks using the global brand name for such Licensed Product selected by LICENSOR, except to the extent that the use of any particular Product Trademark in a particular country in the Licensed Territory is rejected or materially delayed by local regulatory or trademark authorities or is reasonably not appropriate for other local reasons. If LICENSEE is prevented from using any Product Trademark in a particular country for the foregoing reasons, then LICENSEE will use an alternative trademark selected by LICENSOR (the Local Trademarks). LICENSOR will own all such Local Trademarks, including all trademark registrations and applications therefor and all goodwill associated therewith. After the brand name for a Licensed Product has been selected for a country pursuant to this Article 8.4(a), the Party that submits and files the regulatory approval application for such Licensed Product in such country will be responsible for obtaining regulatory approval of such brand name for use in the Commercialization of such Licensed Product in such country. Annex 8.4(a) provides a list of Product Trademarks existing as of the Effective Date. Each Party may request, from time to time, to amend Annex 8.4(a) to include any new Product Trademarks that come into existence during the Term, such additions also including Local Trademarks, if any, and all trademarks listed in the pertinent Annex 8.4(a) shall be considered as Product Trademarks. Unless required differently in the circumstances, references to Product Trademarks in this Agreement shall also include Local Trademarks, if any.
(b)LICENSOR shall [***] determine, prosecute and maintain Product Trademarks and Local Trademarks and monitor infringement and enforce its rights to Product Trademarks and Local Trademarks. LICENSEE acknowledges and agrees that LICENSOR has sole and exclusive ownership of all rights, title, and interests in and to the Product Trademarks and Local Trademarks. LICENSEE shall not, and shall cause its Affiliates not to, register in its or their own name any trademark, corporate name, domain name (except as expressly permitted in this Article 8.4), social media account, or other source identifier containing any trademark owned by LICENSOR or any word or mark that is confusingly similar to any such trademark.

*** Certain Confidential Information Omitted.

(c)All use of any Product Trademark or Local Trademark and all goodwill and benefit arising from such use will inure to the sole and exclusive benefit of LICENSOR. LICENSEE will place and display the Product Trademarks or Local Trademarks on, and in connection with the Commercialization of, Licensed Products only in such form and manner as specified in the guidelines adopted from time-to-time by LICENSOR and provided to LICENSEE. Except as otherwise expressly provided in this Agreement, LICENSEE is not granted any license under, and will not use, any trademarks of LICENSOR in connection with any Licensed Product.
(d)For the Product Trademarks and Local Trademarks in the Licensed Territory, LICENSOR shall coordinate its prosecution and enforcement activities with LICENSEE in the Joint IP Committee. LICENSOR shall keep informed the Joint IP Committee of all of its actions and activities in such respect.
(e)LICENSOR agrees to grant and hereby grants LICENSEE an exclusive (except as expressly set forth herein), royalty-free license to use the Product Trademarks and, if required, Local Trademarks solely in the Commercialization of Licensed Products in the Licensed Territory for the Term. For clarity and subject to Article 8.4(g), LICENSOR shall retain the right to use the Product Trademarks and Local Trademarks in the Licensed Territory in all top level domain names and sub-domains registered by LICENSOR.
(f)Subject to Article 8.4(g), it shall be the right of LICENSEE to register and make use of top level domain names (whether or not bearing Product Trademarks or Local Trademarks) for the sole purpose of Commercializing Licensed Products in the Licensed Territory during the Term and after its expiration (but not early termination for cause set by LICENSEE), and LICENSEE shall be the owner of such top level domain names and any sub-domains registered and/or used thereunder. Upon the termination of this Agreement for cause set by LICENSEE, (i) LICENSEE shall, and hereby does as of the effective date of such termination, assign to LICENSOR all of LICENSEE’s interests in and to such top level domain names and any sub-domains registered and/or used thereunder, and (ii) LICENSEE shall transfer such top level domain names and any sub-domains registered and/or used thereunder to LICENSOR and take all actions reasonably necessary to perfect such assignment and transfer.
(g)To the extent LICENSOR has, as of the Effective Date, registered top level domain names solely for use in the Licensed Territory for the sole purpose of Commercializing the Licensed Products in the Licensed Territory (whether or not bearing Product Trademarks) (the Existing Domain Names), LICENSEE shall have an exclusive right to make use of such domain names for the purposes of Commercialization of Licensed Products in the Licensed Territory during the Term in coordination with the Joint IP Committee. The Existing Domain Names are listed in Annex 8.4(g).
8.5Publications
Either Party may publish or present data and/or results relating to a Licensed Compound or Licensed Products in scientific journals and/or at scientific conferences, subject to LICENSEE’s attribution to LICENSOR or Upstream Licensors of any data generated by or on behalf of LICENSOR or Upstream Licensors prior to the Effective Date as well as the prior review and comment as follows. Each Party shall provide the other Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses information relating to a Licensed Compound or Licensed Products by delivering a copy thereof to the other Party no less than [***] ([***]) days, or such other time period agreed by the Parties, before the intended submission for publication or presentation. LICENSOR may provide copies of any proposed abstract, manuscript or presentation by LICENSEE to the Upstream Licensors as required under the Upstream License Agreements. Each Party shall have [***] ([***]) days, or such other time period agreed by the Parties, from receipt of any such abstract, manuscript or presentation to notify the other Party in writing of any specific objections to the disclosure. In the event a Party or any Upstream Licensor objects to the disclosure in writing within such [***] ([***]) day period (or such other time period agreed by the Parties) the other Party agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, and each Party shall delete from the proposed disclosure any Confidential Information of the other Party. Furthermore, LICENSEE shall delete from the proposed disclosure any Confidential Information of the Upstream Licensors upon the reasonable request by LICENSOR. The Parties agree to take all reasonable steps to address and resolve a notice of objection by a Party, within [***] ([***]) days of receipt of such notice. Once any such abstract or manuscript is accepted for publication, each Party will provide to the other a copy of the final version of the manuscript or abstract, a copy of which LICENSOR may also provide to the Upstream Licensors. This Article 8.5 shall not restrict either Party in complying with its obligations to make disclosures under applicable laws, including, without limitation, disclosures to the U.S. Securities and Exchange Commission and the regulating bodies of the SIX Swiss Stock Exchange.
9.Representations and Warranties; Indemnities; Insurance
9.1Representations and Warranties by either Party
Each Party represents, warrants and covenants to the other that:
(a)it has the authority and right to enter into and perform this Agreement and grant the rights embodied herein and, as of the Effective Date, it is not aware of any legal impediment that could inhibit its ability to perform its obligations under this Agreement;
(b)its execution, delivery and performance of this Agreement does not constitute a breach of any order, judgment, agreement or instrument to which it is a party or to which it or a Licensed Product is otherwise bound;
(c)it is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

*** Certain Confidential Information Omitted.

(d)it has duly executed and delivered this Agreement, this Agreement is the binding obligation of such Party and is enforceable in accordance with its terms;
(e)as of the Effective Date, no consent of any Third Party is required for such Party to grant the License and other rights to the other Party under this Agreement or to perform its obligations hereunder;
(f)it will not, after the Effective Date, enter into any written or oral contractual obligation with any Third Party that would conflict with the obligations that arise on its part out of this Agreement;
(g)in performing under this Agreement, it and its Affiliates agree to comply with all applicable anti-corruption laws in the Licensed Territory;
(h)it has not been debarred by the competent national authority or any other governmental agency and is not the subject of a conviction by such agency;
(i)it will use Commercially Reasonable Efforts to obtain from all Third Parties that have performed or will perform Development and Manufacturing activities for Licensed Compound or Licensed Products on its behalf an assignment or license of IP developed in the course of such activities by such Third Parties sufficient to enable both Parties to carry out their respective activities and perform their obligations under this Agreement;
(j)it has been and will, during the Term, be in compliance with all applicable global trade laws, including, without limitation, those related to import controls, export controls or economic sanctions, and it will cause each of its Affiliates to remain in compliance with the same during the Term; and
(k)it will comply with all applicable law in performing its activities hereunder.
9.2Representations, Warranties and Covenants by LICENSOR
LICENSOR represents, warrants and covenants during the Term (except as stated otherwise) to LICENSEE that:
(a)LICENSOR has the right to grant the licenses to LICENSEE as purported to be granted under Article 2.1 and Article 8.4 of this Agreement;
(b)as of the Effective Date, LICENSOR Controls the Patents listed in Annex 2.1(a), the Product Trademarks listed in Annex 8.4(a) and the domain names listed in Annex 8.4(g);
(c)as of the Effective Date and notwithstanding anything provided for in the preceding paragraph (a), LICENSOR has and maintains a valid and enforceable license to the patent families WO 2010/114801 / EP 2 732 818 B1 / EP 3 222 277 B1, such license permitting sub-licensing in accordance with this Agreement of said patent families. For avoidance of doubt, patent family WO 2010/114801 includes granted patents and pending patent applications in the U.S. and European Patent Office jurisdictions only;
(d)as of the Effective Date, all of the Licensed Patents listed in Annex 2.1(a) and Product Trademarks listed in Annex 8.4(a) have been duly filed and prosecuted in the applicable countries in the Licensed Territory;
(e)as of the Effective Date, (i) all applicable filing, maintenance and other fees to pursue and maintain Licensed Patents listed in Annex 2.1(a), Product Trademarks listed in Annex 8.4(a) and Existing Domain Names listed in Annex 8.4(g) have been timely paid, and (ii) except as identified in Annex 2.1(a) or Annex 8.4(a), such Licensed Patents and Product Trademarks are in full force and effect or pending applications;
(f)to LICENSOR’s Reasonably Best Knowledge, there is, as of the Effective Date, no pending or threatened re-examination, opposition, interference, inter partes review or claim challenging the inventorship, ownership, validity, enforceability or patentability of the Licensed Patents or other litigation or proceeding relating to any of the Licensed Patents, except for EP 3 222 277 B1;
(g)to LICENSOR’s Reasonably Best Knowledge, as of the Effective Date, the Development and Commercialization of the Licensed Compound and Licensed Products in the Licensed Territory does not infringe any valid Patent or other IP of any Third Party;
(h)to LICENSOR’s Reasonably Best Knowledge, the conception, development and reduction to practice of the LICENSOR Product Technology has, as of the Effective Date, not constituted or involved, and will not constitute or involve the misappropriation of IP of any Third Party or the infringement of the Patents of any Third Party;
(i)as of the Effective Date, LICENSOR has not assigned, transferred, conveyed, granted rights to a Third Party or otherwise encumbered its right, title and interest in its Control of Licensed Patents or Product Trademarks in a manner inconsistent with the License granted under this Agreement;
(j)LICENSOR shall, during the Term, fully and without restriction comply with its material obligations under the Upstream License Agreements, and it shall not give rise to any right of Upstream Licensors to terminate such Upstream License Agreements for cause (excluding any such right arising from the act or failure to act by LICENSEE or any of its Affiliates or sub-licensees under this Agreement); and
(k)regulatory approvals necessary or favorable for the Commercialization of the Licensed Compound and Licensed Products in the Licensed Territory under the lead or control of, and as obtained by, LICENSOR under this Agreement, if any, have been and will be applied for and obtained in due processes in accordance with applicable laws.

9.3Other LICENSOR Covenants
LICENSOR shall not, and shall cause its Affiliates not to, fail to prosecute, defend or maintain Licensed Patents in the Licensed Territory other than in compliance with Article 8.2, or sell or otherwise dispose of to any Third Party (other than in connection with the assignment or transfer of this Agreement in accordance with Article 16.6) any (a) LICENSOR Product Technology necessary for the Development, Manufacture or Commercialization of the Licensed Compound and Licensed Products within the Field in the Licensed Territory, or (b) any Product Trademark used in the Commercialization of the Licensed Products within the Field in the Licensed Territory. For clarity, this Article 9.3 shall not restrict LICENSOR’s initial right to enforce Licensed Patents in accordance with Article 8.2(h).
9.4Claim Notification and No Other Warranties
(a)Notifications of or claims for misrepresentations or breaches of warranties may be made, raised and filed at any time during the Term.
(b)EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS ABOVE (AND THE COVENANTS SET FORTH IN ARTICLE 12), EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL FURTHER REPRESENTATIONS, WARRANTIES AND COVENANTS, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
9.5Indemnities
(a)LICENSEE shall indemnify, defend and hold harmless LICENSOR, its Affiliates and its and their officers, directors, employees, agents and representatives (collectively, LICENSOR Indemnitees) from and against any and all liabilities, claims, demands, actions and suits, losses, damages, costs, and expenses (including reasonable attorneys' fees) (together referred to as Losses) arising out of any claim brought by a Third Party against a LICENSOR Indemnitee as attributable to (i) the Development, Manufacturing or Commercialization of any Licensed Product in the Licensed Territory, or the Manufacture of any Licensed Product outside of the Licensed Territory for Commercialization in the Licensed Territory, by or on behalf of LICENSEE, its Affiliates or any of its or their sub-licensees, including the performance of any Step-In Activities or exercise of LICENSEE’s rights under Articles 8.4(a) or (g), (ii) LICENSEE’s breach of any warranty or representation made by it under this Agreement or any other breach of this Agreement by LICENSEE, or (iii) the gross negligence, willful misconduct or violation of applicable law by LICENSEE; provided that LICENSEE shall not be required to indemnify any LICENSOR Indemnitee for Losses to the extent that any LICENSOR Indemnitee’s gross negligence or willful misconduct or any breach of this Agreement has contributed to the Losses.

(b)LICENSOR shall indemnify, defend and hold harmless LICENSEE, its Affiliates and its and their officers, directors, employees, agents and representatives (collectively, LICENSEE Indemnitees) from and against any and all Losses arising out of any claim brought by a Third Party against a LICENSEE Indemnitee as attributable to (i) the Development, Manufacturing or Commercialization of any Licensed Product outside of the Licensed Territory, or the Development or Manufacture of any Licensed Product in the Licensed Territory for Commercialization outside of the Licensed Territory by or on behalf of LICENSOR, its Affiliates or any of its or their licensees or sub-licensees (except for to the extent performed by LICENSEE, its Affiliates and any of its or their sub-licensees) or exercise of LICENSOR’s rights under Article 2.3, (ii) LICENSOR’s breach of any warranty or representation made by it under this Agreement or any other breach of this Agreement by LICENSOR, or (iii) the gross negligence, willful misconduct or violation of applicable law by LICENSOR; provided that LICENSOR shall not be required to indemnify any LICENSEE Indemnitee for Losses to the extent that any LICENSEE Indemnitee’s gross negligence or willful misconduct or any breach of this Agreement has contributed to the Losses.
(c)As a condition to a Party’s right to receive indemnification under this Article 9.5, it shall:
(i)notify the indemnifying Party promptly upon becoming aware of a claim for which indemnification may be sought pursuant hereto (but in no event later than thirty (30) days after such awareness, being understood that any failure to make or delay in making such notification shall not relieve the indemnifying Party of its obligations hereunder except to the extent the indemnifying Party is materially prejudiced by such failure or delay);
(ii)cooperate with the indemnifying Party in the defense, compromise or settlement of such claim; and
(iii)permit the indemnifying Party to control the defense, compromise or settlement of such claim including the right to select defense counsel, it being understood and agreed, however, that the indemnifying Party will not compromise or settle any indemnified claim without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed.
9.6Insurance
Each Party will, at its own expense, obtain and maintain insurance with respect to potential liabilities and indemnities in relation to the Development and Commercialization of any of the Licensed Products in an amount of not less than USD [***] ([***] US Dollars) and subject to such deductibles and other limitations as biopharmaceutical companies customarily maintain with respect to the research, development, and commercialization of similar products. Each Party will provide a copy of a respective insurance certificate to the other Party upon request.

*** Certain Confidential Information Omitted.

10.Liability; Exclusions and Limitations
(a)Subject to the exclusions and limitations set forth in this Article 10 or any other Article of this Agreement and subject to the applicable law, each Party shall be liable to the other for damage caused by breach of contract, tort, negligence, breach of statutory duty or otherwise pursuant to such Party’s performance under this Agreement.
(b)Nothing in this Agreement shall exclude or limit a Party's liability in the case of:
(i)fraud, willful misconduct or willful or fraudulent misrepresentation; or
(ii)breach of confidentiality provisions or provisions on the exclusivity of the licenses granted to the other Party.
(c)Subject to Articles 10(a) and 10(b), neither Party nor any of its Affiliates shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any consequential, incidental, special, punitive, exemplary or indirect loss or damage, loss of profits, loss of business or loss of goodwill; provided, however, that this paragraph (b) shall not be construed to limit either Party’s indemnification obligations under Article 9.5.
(d)If LICENSEE claims compensation of damage caused by any uncured breach by LICENSOR of the exclusivity of the License or an uncured breach of LICENSOR's material obligations pertaining to the Development or Manufacture of Licensed Compound and Licensed Products, the Upfront Fee, in whole or in part (but, for clarity, no other consequential damages), may be taken into due account when calculating the damage to be compensated.
(e)LICENSOR’s failure or delay in performing, contracting for the performance of, or having performed (as applicable), any activities hereunder will not constitute a breach of LICENSOR’s obligations under this Agreement to the extent (a) LICENSEE’s failure to pay any amounts due hereunder in accordance with Article 7, or (b) any unreasonable delay(s) caused solely by LICENSEE (including through its membership on the JDC), was the proximate cause of LICENSOR’s failure or delay in performance, contracting for the performance of, or having performed such activity, including Development or Manufacture of Licensed Compound and Licensed Products.
(f)Consistent with New York law, and except in connection with LICENSEE’s exercise of the Step-In Rights under Article 3.1(k), each Party reserves the right to file a claim seeking direct damages for the other Party’s uncured material breach of this Agreement.

11.Governance and Compliance
11.1Joint Steering Committee (JSC)
(a)As of the Effective Date, the Parties establish a Joint Steering Committee (the JSC), which shall have the responsibilities for overall coordination and oversight of the activities of the Parties under this Agreement and (as applicable) the Supply Agreement.
(b)The JSC's competencies and responsibilities shall include:
(i)discussing New Indications in the Licensed Territory to be pursued in Development of products containing or comprising the Licensed Compound;
(ii)reviewing, commenting on, and (when acceptable) approving the Clinical Development Plan and Technical Development Plan (including any proposed amendments or modifications thereto);
(iii)reviewing and discussing any reports and updates provided to it by the JCC to the extent permitted under applicable laws;
(iv)reviewing LICENSEE’s decision not to launch and Commercialize Licensed Products after obtaining regulatory approval in any country in the Licensed Territory;
(v)reviewing, commenting on, and (when acceptable) approving any amendments or modifications to Annex 4(g); and
(vi)otherwise reviewing and discussing each Party’s activities under this Agreement as needed to ensure efficient and effective progress towards achieving the goals and intention of the Agreement.
(c)The JSC can establish additional committees as it deems necessary to manage the business under the Agreement, which committees shall have the responsibilities and authority as designated by the JSC and shall be subject to the direct oversight and control of the JSC.
(d)The JSC may also have such other authority or make such other decisions as may be delegated to the JSC in any provision of this Agreement or any further written agreement of the Parties.
11.2Joint Development Committee (JDC)
(a)As of the Effective Date, the Parties establish a Joint Development Committee (the JDC), which shall have the responsibilities for overall coordination and oversight of the clinical and non-clinical Development activities of the Parties under this Agreement.

(b)The JDC shall be subject to the direct oversight and control of the JSC. Further, the JDC shall closely coordinate its activities with those of the JTC and engage in a regular exchange of information, data and views accordingly.
(c)The JDC's competencies and responsibilities shall include:
(i)coordinating communication and operations regarding the clinical and non-clinical Development of, and the making of regulatory filings for, Licensed Products in the Licensed Territory in order to obtain regulatory approvals as permitted under this Agreement;
(ii)preparing the Clinical Development Plan (including any regulatory filing contemplated therein), and any amendments or modifications thereto, for review and approval by the JSC;
(iii)discussing and giving inputs to LICENSEE regarding the Regulatory Strategy (and updates thereto) for Licensed Products in the Licensed Territory Developed under this Agreement;
(iv)exchanging appropriate information about the clinical and non-clinical Development of the Licensed Products;
(v)reviewing and discussing any regulatory, scientific and medical aspects of clinical trials (including, but not limited to, Phase IV Clinical Trials) in the Licensed Territory, including but not limited to protocols and synopsis for such clinical trials;
(vi)reviewing progress reports on clinical and non-clinical Development results and providing direction regarding clinical Development tasks and strategy;
(vii)establishing a policy regarding investigator-sponsored trials of the Licensed Products in the Field in the Territory and publication of related results, which shall include the ability of the Parties to comment thereon, including, without limitation, with respect to study design and endpoints, and to request delays to allow the filing of Patents on any inventions disclosed therein;
(viii)discussing any Development activities to be conducted by or on behalf of LICENSEE (including LICENSOR carrying out such activities for LICENSEE) outside of the Licensed Territory in support of obtaining regulatory approval of the Licensed Products in the Territory; and
(ix)facilitating the flow of information between the Parties with respect to clinical and non-clinical Development activities under this Agreement being conducted for Licensed Products and facilitating exchange of data and results arising in clinical trials.

(d)The JDC may also have such other authority or make such other decisions as may be delegated to the JDC by any provision of this Agreement and by written agreement of the Parties.
11.3Joint Technical Committee (JTC)
(a)As of the Effective Date, the Parties establish a Joint Technical Committee (the JTC), which shall have the responsibilities for overall coordination and oversight of the technical Development and Manufacturing and supply activities of the Parties under this Agreement.
(b)The JTC shall be subject to the direct oversight and control of the JSC. Further, the JTC shall closely coordinate its activities with those of the JDC and engage in a regular exchange of information, data and views accordingly.
(c)The JTC's competencies and responsibilities shall include:
(i)coordinating communication and operations regarding the technical Development, quality assurance activities (e.g. testing and release) and Manufacturing and supply of the Licensed Compound and Licensed Products under this Agreement;
(ii)preparing the Technical Development Plan, and any amendments or modifications thereto, for review and approval by the JSC;
(iii)advising and supporting the Parties with respect to the decisions regarding Manufacturing and supply of the Licensed Compound and Licensed Products, if applicable, the negotiation and execution of the Supply Agreement and Quality Agreement;
(iv)exchanging appropriate information about the technical Development, quality assurance and Manufacturing and supply of the Licensed Compound and Licensed Products under this Agreement;
(v)reviewing progress reports on technical Development, quality assurance and Manufacturing results and providing direction and comments to the Alliance Managers regarding technical Development and Manufacturing tasks and strategy; and
(vi)facilitating the flow of information between the Parties with respect to technical Development activities being conducted under this Agreement for the Licensed Compound and Licensed Products and facilitating exchange of data and results arising in clinical trials as relevant for the technical Development, quality assurance activities or Manufacturing and supply of the Licensed Compound and Licensed Products under this Agreement.

(d)The JTC may also have such other authority or make such other decisions as may be delegated to the JTC by any provision of this Agreement or by written agreement of the Parties.
11.4Joint IP Committee
(a)As of the Effective Date, the Parties establish a Joint IP Committee, which shall coordinate, without limiting the Parties' autonomy and discretion in handling their own IP, all IP prosecution and IP enforcement activities with a view to optimizing the IP protection of the Licensed Compound and the Licensed Products Developed and Commercialized under this Agreement throughout the Licensed Territory.
(b)To ensure optimized IP protection for the Licensed Compound and the Licensed Products Developed and Commercialized under this Agreement within the Licensed Territory, the Joint IP Committee shall:
(i)discuss the IP activities and strategies relating to the Licensed Patents, Joint Product IP, LICENSEE Product Technology, other IP in the LICENSOR Product Technology;
(ii)discuss life cycle management strategies and align on IP aspects thereof;
(iii)review the clinical Development activities (NDAs including product characterization, product specification and label wording, dossiers filing timelines, marketing approval dates) to ensure alignment with any affected patent claims, patent strategies and life cycle management strategies;
(iv)discuss any decision by LICENSOR to discontinue prosecution or maintenance of Product Trademarks, Local Trademarks and/or Existing Domain Names; and
(v)discuss on global IP enforcement strategies, litigation activities and strategies including settlements.
(c)For clarity, the Joint IP Committee will serve as a forum to exchange, review and discuss information related to IP matters and to coordinate the activities of the Parties with respect thereto but the Joint IP Committee shall have no decision-making authority.
11.5Joint Commercialization Committee (JCC)
(a)As of the Effective Date, the Parties will establish, on behalf of the JSC, a committee to exchange information regarding the global brand strategy for the Licensed Products and other activities related to the Commercialization of Licensed Products (the JCC).
(b)The JCC shall:
(i)to the extent permitted under applicable laws (including without limitation antitrust laws and regulations) exchange appropriate information about the LICENSOR

Product Technology and the LICENSEE Product Technology as it relates to the Commercialization of Licensed Products in and outside of the Licensed Territory to maximize the commercial benefits for both Parties and avoid inefficiencies and market disturbances resulting from the Commercialization of Licensed Products in the Field by either of the Parties (i.e. LICENSEE within and LICENSOR outside of the Licensed Territory);
(ii)conduct annual reviews of the Commercialization strategy and plan for Licensed Products;
(iii)discuss the global brand strategy for the Licensed Products including the key positioning and messaging strategy, for Commercialization of the Licensed Products;
(iv)discuss conference planning, publication planning, global advisory board meetings, and symposia planning; and
(v)provide reports and updates to the JSC regarding the information exchanged and discussions regarding global brand strategy.
(c)For clarity, the JCC will serve as a forum to exchange and discuss certain information related to Commercialization of and global brand strategy of Licensed Products but the JCC shall have no decision-making authority.
11.6Committees' Organization and Decision-Making
(a)As soon as reasonably possible after the Effective Date, each Party shall designate, in its sole discretion, an equal number of individuals (which shall be three (3) members per Party with respect to the JSC) to serve as members of the JSC, JDC, JTC, Joint IP Committee and JCC, each with the requisite experience and seniority to prepare or make decisions on behalf of the Parties with respect to issues falling within the responsibility of such committees.
(b)The JSC, JDC and JTC shall meet at least once per Calendar Quarter (in person, or by teleconference), or as otherwise agreed by the Parties. The Joint IP Committee and JCC shall meet as often as required to perform their tasks.
(c)Promptly following formation of the JSC, JDC, JTC, Joint IP Committee and JCC, each Party shall nominate one of its members as a co-chair of such committee. The co-chairpersons shall be responsible for agreeing on and circulating to all members an agenda for each meeting at least five (5) days before each meeting. The co-chairpersons shall also be responsible, on an alternating basis, for preparing reasonably detailed and accurate written minutes of each meeting, setting forth in reasonable detail all matters discussed and all decisions made and actions taken, within five (5) Business Days after the meeting. Minutes of each meeting will not be finalized until each member of the applicable committee who attended such meeting reviews and approves such minutes in writing (email to be sufficient); provided that any minutes will be deemed approved unless a member of the applicable committee who attended such meeting objects to the accuracy of such minutes within five (5) Business Days after circulation of the minutes.
(d)Each Party may invite non-voting representatives to attend committee meetings; provided that such Party provides advance notice to the other Party of such attendance, and such representatives are bound by the confidentiality provisions of this Agreement.
(e)The JSC, JDC and JTC shall make decisions or take actions only with the unanimous consent of the Parties with each Party having collectively one (1) vote. The members shall use reasonably best efforts to reach agreement on all matters requiring a decision or action. If, despite such efforts, agreement on a particular matter cannot be reached within [***] ([***]) Business Days after the committee first considers such matter (or such shorter time as may be reasonably required in the circumstances), then the JDC and JTC shall escalate the matter to the JSC for its final decision. If the JSC cannot resolve the matter within further [***] ([***]) Business Days, either Party shall have the right to escalate the issue to the Senior Executives of each Party for discussion and resolution by good faith negotiations during a period of another [***] ([***]) Business Days. Any final decision mutually agreed to by the Senior Executives shall be conclusive and binding on the Parties. If such issue has not been resolved by the Senior Executives in time, then:
(i)LICENSOR shall have the ultimate decision-making authority to the extent that such particular matter relates to (i) the clinical, non-clinical and/or technical Development of the Licensed Compound and/or the Existing Product; (ii) amendments or modifications to Annex 4(g); (iii) whether to initiate any Development activities with respect to any New Indication, (iv) any Development activities to be performed by or on behalf of LICENSEE outside of the Territory in support of obtaining regulatory approval of the Licensed Products in the Licensed Territory, (v) obtaining or maintaining of regulatory approvals outside of the Licensed Territory to be filed for and obtained by LICENSOR; (vi) the Manufacture and supply of Licensed Compound and Licensed Products for Commercialization in the Licensed Territory up and until the transfer of Manufacturing responsibility to either LICENSEE or CMOs under LICENSEE's control; (vii) Commercialization of the Licensed Product outside of the Licensed Territory; (viii) in all matters of Product Trademarks and global brand strategy of Licensed Products; and (ix) determining whether to in-license or otherwise obtain rights to any Third Party IP outside of the Licensed Territory or in the Licensed Territory and at least one other jurisdiction; always, however, subject to such decisions not reasonably expected to have an material adverse impact on the rights granted to LICENSEE under this Agreement, including, without limitation, LICENSEE's exclusivity to exploit the License;

*** Certain Confidential Information Omitted.

(ii)LICENSEE shall have the ultimate decision-making authority to the extent that such particular matter relates to (i) Manufacture (following the transfer of Manufacturing responsibility to either LICENSEE or CMOs under LICENSEE's control) and Commercialization of Licensed Products in the Licensed Territory, including, without limitation, New Indications after approval by the JSC and reimbursement by governmental and non-governmental payers of Licensed Products in the Licensed Territory and (ii) the obtaining or maintaining of regulatory approvals of the Licensed Products in the Licensed Territory to be filed for and obtained by LICENSEE in accordance with this Agreement; always, however, subject to such decisions not reasonably expected to have an material adverse impact on the Licensed Compound or the Licensed Products outside of the Licensed Territory or the rights granted to LICENSOR under this Agreement;
(iii)any other matter that is not described in sub-paragraph (i) or (ii) above shall be deadlocked and neither Party shall have final decision-making authority with respect thereto, and such dispute shall be resolved by dispute resolution in accordance with Article 16.11.4.
(f)Notwithstanding anything to the contrary in this Agreement, neither Party shall have the right in connection with exercising its final decision-making authority to obligate the other Party to commit to any additional material obligations beyond what has been previously agreed in writing by the Parties (including incurring any additional costs or committing any additional resources).
(g)For clarity, neither of the committees shall have any authority to amend, modify, waive or interpret the provisions of this Agreement.
11.7Alliance Managers
(a)Promptly after the Effective Date, each Party shall appoint one of its employees, who is significantly involved on a managerial level for Development, Manufacture or Commercialization of the Licensed Products under this Agreement, as such Party’s alliance manager (each an Alliance Manager).
(b)The Alliance Managers shall serve to coordinate and facilitate day-to-day communication between the Parties about, and exchange relevant information and progress on, each Party’s Development or Commercialization activities hereunder.
(c)Each Party shall ensure that its Alliance Manager is reasonably available for meeting or discussions with the other Alliance Manager and cooperates reasonably in all such communications and information exchange. Each Alliance Manager shall have the right, but not the obligation, to attend meetings of the JSC, JDC, JTC, Joint IP Committee and JCC in a non-voting capacity.

11.8Compliance
The Parties commit to perform their obligations under this Agreement at all times in a fair and lawful manner and agree to comply with all applicable laws including the USA Foreign Corrupt Practices Act, the UK Bribery Act, as amended, the USA False Claims Act, the EU General Data Protection Regulation, as well as similar applicable laws in the Licensed Territory, such Party’s internal policies, procedures, standard operating procedures, and industry best and accepted practices.
12.Covenant Not to Compete
(a)During the applicable Royalty Term in each country, neither Party nor any of their Affiliates shall, directly or indirectly, promote, market, sell or otherwise Commercialize, or enter into any agreement to Commercialize, any Competing Product in the Licensed Territory, or facilitate a Third Party in the conduct of such activities, without the prior written consent of the other Party.
(b)During the Term, LICENSEE or its Affiliates (alone or in collaboration with any Third Party) shall not (i) undertake the Development of a Competing Product prior to the first regulatory approval in the US for a product containing the Licensed Compound or (ii) Commercialize a Competing Product within [***] ([***]) years following the first regulatory approval in the US for a product containing the Licensed Compound. In the event LICENSEE breaches this Article 12(b), LICENSOR shall have the right, and LICENSEE acknowledges that the Upstream Licensors shall have the right, to terminate this Agreement on a country-by-country or Licensed Territory basis.
(c)The foregoing paragraph (a) shall not prohibit a Third Party with which a Party undergoes a Change of Control after the Effective Date to become a new direct or indirect controlling Affiliate of such Party from engaging in the Commercialization of a Competing Product (Acquiror Competing Program), so long as [***].
(d)The provisions of this Article shall have no force or effect in any country where, and to the extent, such provisions contravene any applicable antitrust or antimonopoly law.
13.Confidentiality and Public Announcements
(a)Each Party shall keep strictly confidential all Confidential Information obtained from or about the other Party, and it shall have its officers, directors, employees, consultants and other agents adhere to such duty and as further provided below.

*** Certain Confidential Information Omitted.

(b)Each Party agrees (i) to keep and maintain Confidential Information received from the other in strict trust and confidence; (ii) to disclose Confidential Information of the Disclosing Party to its employees and Affiliates only on a “need to know” basis and if the recipients are bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 13; (iii) subject to the procedures set forth in Article 13(d) and, with respect to the DUPLEX Study and the PROTECT Study, subject to Annex 4(g), to not disclose Confidential Information of the Disclosing Party to any Third Party without the prior written consent of the Disclosing Party except as is required by mandatory statutes, a court or governmental order or the rules of any stock exchange on which a Party’s shares are listed or are to be listed or to otherwise exercise its rights hereunder. Notwithstanding the foregoing, save Annexes 2.4 and 4(g), and subject to Annex 4(g), each Party may disclose the terms of this Agreement to its investors, potential investors and shareholders, and actual and potential contracting parties including Affiliates and sub-licensees on a “need to know basis” under and subject to the terms of a non-disclosure agreement no less stringent than the terms of this Article 13, provided that the length of confidentiality obligations shall be based on commercially reasonable industry standards for such disclosures; provided that LICENSEE further agrees not to disclose an unredacted, non-public version of any Upstream License Agreement to such investors, potential investors and shareholders, and actual and potential contracting parties, only if, prior to such disclosure, such persons are bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 13.
(c)The Receiving Party shall not (i) use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to fulfil the purpose of this Agreement (Permitted Use) or otherwise in any manner to the Disclosing Party’s detriment or that would constitute a violation of any applicable laws or regulations, including any applicable export control or securities laws; or (ii) reproduce the Confidential Information of the Disclosing Party in any form except as required to accomplish the Permit-ted Use. Any reproduction by a Party or its representatives of any of the other Party’s Confidential Information shall be and remain the Disclosing Party’s property and shall contain all confidential or proprietary notices or legends that appear on the original. All Confidential Information of the Disclosing Party (including all copies of it) shall always remain the Disclosing Party’s property. Upon the Disclosing Party’s request, the Receiving Party and its representatives shall promptly destroy (and certify in writing the destruction of) all Confidential Information (including all copies, records, and other embodiments of it in any medium), together with any derivative information, including notes, analyses, summaries, and other tangible materials representing the Disclosing Party’s Confidential Information. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Confidential Information in the Receiving Party’s secure archives for the sole purpose of monitoring compliance with its continuing obligations under this Agreement, and the Receiving Party shall not be obligated to delete any electronic back-up or archival storage copies made in accordance with such Receiving Party’s normal practices solely for purposes of disaster recovery and compliance with its records retention practices. Notwithstanding the destruction of Confidential Information, the Receiving Party will continue to be bound by its nondisclosure and non-use obligations under this Agreement.

(d)In the event that a disclosure of Confidential Information becomes necessary or required under applicable laws or court or governmental orders, the Receiving Party requested to disclose shall give to the Disclosing Party the greatest practical prior written notice and, at the Disclosing Party’s request and expense, shall cooperate fully with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information. In any event, the Receiving Party shall only disclose that portion of the Confidential Information that is legally required to be disclosed.
(e)The obligations of the Parties relating to Confidential Information shall expire [***] ([***]) years after termination or expiry of this Agreement, except that obligations of the Parties (i) under Annex 4(g) which shall survive as set forth in Annex 4(g), and (ii) relating to Confidential Information deemed trade secrets which shall survive termination or expiry of this Agreement for an unlimited period of time for as long as they remain trade secrets.
(f)Each Party shall be as careful to preserve the confidential nature of the other Party's Confidential Information as it is with its own proprietary information.
(g)Subject to any statutory disclosure requirements and paragraphs (h), (i) and (j) below, neither Party shall make any public announcement concerning the transactions contemplated herein or make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document without the written consent of the other Party. Notwithstanding the foregoing, the Parties will issue joint or unilateral press releases upon the execution of this Agreement, which have been agreed to in advance, and the Parties shall have the right to repeat any information disclosed in such press releases in any subsequent press release or other public disclosure so long as such information remains accurate at the time of such disclosure.

*** Certain Confidential Information Omitted.

(h)The Parties acknowledge that either or both Parties or their Affiliates may be obligated to make public disclosures under applicable laws of this Agreement or any of its terms (except that LICENSEE may not disclose any or all of the Upstream License Agreements without the prior written consent of LICENSOR) with governmental authorities, including, without limitation, the U.S. Securities and Exchange Commission and the regulating bodies of the SIX Swiss Stock Exchange. Each Party and its Affiliates shall be entitled to make such a legally required disclosure, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available. In the event of any such disclosure, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the applicable legal requirements, with respect to the disclosing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.
(i)The Parties acknowledge and agree that LICENSOR shall have the right to disclose publicly (including on its website): (i) the commencement, progress, status, completion and key results of each clinical trial for the Existing Product or any other Licensed Product; (ii) the receipt of any Milestone Payments under this Agreement; and (iii) regulatory updates and approval of the Existing Product or any other Licensed Product. For each such disclosure under this Article 13(i), unless LICENSOR otherwise has the right to make such disclosure under this Article 13, LICENSOR shall provide LICENSEE with a draft of such disclosure at least [***] [(***)] days, to the extent practicable, prior to its intended release for LICENSEE’s review and comment, and shall consider LICENSEE’s comments in good faith. If LICENSOR does not receive comments from LICENSEE within [***] [(***)] days, or such shorter period as is reasonably necessary and communicated to LICENSEE, LICENSOR shall have the right to make such disclosure without further delay.

*** Certain Confidential Information Omitted.

(j)Each Party acknowledges that the other Party or its Affiliates may be legally required to make public disclosures (including in filings with the governmental authorities) of certain terms of or material developments or material information generated under this Agreement and agrees that, except with respect to information that is covered by Annex 4(g), each Party and its Affiliates may make such disclosures as required by applicable law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and shall reasonably consider the other Party’s timely comments thereon to the extent consistent with the applicable legal requirements with respect to the disclosing Party or its Affiliate; provided that, except with respect to information that would be covered by Annex 4(g) but has been publicly disclosed by LICENSOR via either a press release or a filing with U.S. Securities Exchange Commission as set forth in the last sentence of the background section of Annex 4(g), (i) each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Article 13(j) and which do not reveal non public information about the other Party and (ii) each Party may use the other Party’s name or other information which is published in press releases or public announcements or are otherwise available to the public in accordance with this Agreement, in such Party’s publications, websites, social media, presentations or other public materials, in a manner consistent with the first publication of such other Party’s name, trademark or other information.
14.Term and Termination
14.1Effective Date
This Agreement shall enter into effect on the Effective Date.
14.2Term
This Agreement shall remain in effect until the expiration of the last to expire Royalty Term, or until earlier termination of the Agreement pursuant to Article 14.3 (the Term).
14.3Termination
(a)Notwithstanding any other remedies and sanctions available to it, either Party may terminate this Agreement upon written notice to the other Party in the event the other Party materially breaches this Agreement and fails to cure such breach, if curable, within sixty (60) days after receipt of written notice of breach from the non-breaching Party requesting the remedy of the breach and expressly threatening to terminate the Agreement in case of failure to remedy. In case of incurable material breach of contract, the right to terminate arises with the breach immediately and, if desired to be exercised by the non-breaching Party, is to be exercised within ninety (90) days of the date upon which the non-breaching Party has been made aware of such breach.

(b)This Agreement may be terminated upon written notice by either Party if (i) the other makes a general assignment for the benefit of creditors; (ii) the other files any petition, or commences any proceeding voluntarily, for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors and does not withdraw such petition or proceeding within sixty (60) days; (iii) the other consents to the entry of an order in an involuntary bankruptcy or insolvency case; (iv) the other is the subject of an order or decree for relief against it by a court of competent jurisdiction in an involuntary case under any bankruptcy or insolvency laws or any law relating to the relief of debtors, which order or decree is unstayed and in effect for a period of sixty (60) days; or (v) the other is subject to appointment, with or without its consent, of any receiver, liquidator, custodian, assignee, trustee, sequestrator or other similar official of such other Party or any substantial part of its property who is not discharged within sixty (60) days after appointment.
(c)Either Party may terminate this Agreement in the case of a force majeure event pursuant to the term and conditions set forth in Article 16.8.
(d)Subject to this Article 14.3(d), if any Upstream License Agreement, in whole or in part, is terminated for any reason, including for LICENSEE’s breach of Article 12, the corresponding rights granted to LICENSEE shall be terminated effective upon termination of such Upstream License Agreement. Notwithstanding the foregoing, any rights granted to LICENSEE shall terminate on a country-by-country and Licensed Product-by-Licensed Product basis effective upon termination under Article 13.2 of the Ligand Sublicense Agreement or Article 13.2 of the BMS License Agreement with respect to such sub-licensed rights, provided that such sub-licensed rights shall not terminate if, as of the effective date of such termination by Ligand or BMS, LICENSEE is not in material breach of its obligations to LICENSOR under this Agreement, and within sixty (60) days of such termination LICENSEE agrees in writing to be bound directly to Ligand or BMS, as applicable, under a license agreement substantially similar to this Agreement with respect to the rights sub-licensed hereunder.
14.4Effects of Termination
(a)Upon expiry of this Agreement for the expiration of all Royalty Terms, both Parties shall be free to further Develop, Manufacture and Commercialize the Licensed Compound and Licensed Products in the Licensed Territory without requiring the approval of or rendering account to the other, and LICENSEE shall automatically be granted an irrevocable, non-exclusive, royalty-free and fully paid up license to make use of LICENSOR Product Technology, LICENSOR's rights to Joint Product IP to Develop, Manufacture and Commercialize the Licensed Compound and Licensed Products in the Licensed Territory.
(b) Upon any termination of this Agreement in a country in the Licensed Territory (Terminated Country) or in its entirety, the license granted to LICENSEE shall terminate in such Terminated Country (or in its entirety in the case of termination of this Agreement in its entirety) and LICENSEE shall not further Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product in such Terminated Country (or in any country in the Licensed Territory in the case of termination of this Agreement in its entirety).

(c)Upon expiry of this Agreement for the expiration of all Royalty Terms, the exclusive trademark license for LICENSEE'S use of Product Trademarks or Local Trademarks in the Licensed Territory under Article 8.4(e) and exclusive right to make use of the domain names under Article 8.4(f) will remain in effect but will become royalty-bearing, and LICENSEE shall pay LICENSOR a royalty of [***] percent ([***]%) of annual Net Sales of Licensed Products in the Licensed Territory. The Parties will promptly after the effective date of expiration enter into a trademark and domain name license agreement providing for such license and the payment terms thereof.
(d)In case of termination of the Agreement by LICENSOR for cause or triggered by LICENSEE for any reason pursuant to Article 14.3, (i) as of the termination date, LICENSOR is automatically granted by LICENSEE an exclusive, perpetual, irrevocable, royalty-free and fully-paid up license, with the right to sub-license through multiple tiers, under LICENSEE Product Technology and LICENSEE's rights in Joint Product IP to Develop, Manufacture and Commercialize Licensed Products and any other product comprising a Licensed Compound in the Field in the Licensed Territory, (ii) LICENSEE shall, upon LICENSOR’s request, assign and transfer to LICENSOR, at LICENSOR's cost, all or any part of LICENSEE Product Technology, LICENSEE's rights in Joint Product IP, and (iii) as of the effective date of such termination, all regulatory materials, regulatory approvals and marketing authorizations shall, and hereby are, automatically assigned to LICENSOR by LICENSEE and LICENSEE shall cooperate with LICENSOR and take all actions reasonably necessary to record or otherwise perfect such assignment.
(e)Upon termination of the Agreement by LICENSOR for cause prior to the expiry of all Royalty Terms, LICENSEE and its Affiliates and sub-licensees shall be permitted to continue sales of Licensed Products in the Licensed Territory during a period of [***] ([***]) days of termination of the Agreement, provided, however, that the sale of such Licensed Products will be subject to the terms of this Agreement including, but not limited to, the payments due and at the rates provided herein and the rendering of account in connection therewith.
(f)Upon termination of this Agreement by LICENSEE pursuant to Article 14.3(a), the license granted to LICENSOR pursuant to Article 2.3 shall become non-exclusive, provided that LICENSOR shall have the right to elect to maintain an exclusive license under Article 2.3 in one or more countries outside of the Licensed Territory by providing notice to LICENSEE within [***] ([***]) days following the effective date of such termination. Upon such election by LICENSOR, the Parties shall negotiate in good faith for a period of [***] ([***]) days regarding a commercially reasonable royalty rate for such exclusive license. If the Parties fail to agree on a royalty rate within such [***] ([***]) day period, the determination of the applicable royalty rate shall be made by way of dispute resolution in accordance with Article 16.11.4. The definition of Net Sales and Articles 7.4 (other than the royalty rates set forth in Article 7.4(a)), 7.5 and 7.6 shall apply mutatis mutandis with respect to the royalty due from LICENSOR to LICENSEE under such exclusive license.

*** Certain Confidential Information Omitted.

(g)The termination or expiry of this Agreement for whatever reason shall not relieve the Parties of any obligations accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to the breach of any of the provisions of this Agreement.
(h)Articles 1, 2.3, 7.5, 7.6, 7.7, 7.8, 7.9, 8.1(a), 8.1(b), 8.1(d), 8.1(e), 9.4, 9.5, 10, 13 (for the applicable time period set forth in Article 13(e)), 14.4 and 16 shall survive any expiry or termination of this Agreement if and to the extent required by the circumstances, including without limitation to regulate activities and accruals occurred prior to termination.
15.Parent Guarantee
PARENT shall guarantee, and hereby guarantees, and shall be responsible for the full and timely performance (including payment) of all obligations and liabilities of LICENSOR under and subject to the terms of this Agreement, whether now in existence or hereafter arising pursuant to this Agreement. This guarantee is primary and is in no way conditioned upon any requirement that LICENSEE first attempt to collect or enforce any guaranteed obligation or liability from or against LICENSOR.
16.Final Provisions
16.1Entire Agreement
This Agreement, including the Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior and contemporaneous oral and written agreements or understandings of the Parties relating hereto. All references to this Agreement shall be deemed to include the Annexes hereto.
16.2Independent Contractor
It is expressly agreed that LICENSOR, on the one hand, and LICENSEE, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency, including for all tax purposes. Neither LICENSOR, on the one hand, nor LICENSEE, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
16.3Performance By Affiliates
Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, provided, however, that each Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

16.4Written Form
The termination and any changes or amendments of this Agreement, including the waiver of any provisions, are effective only if made in writing and signed by both Parties. This also applies to a waiver of this formal requirement.
16.5Severability
In the event that any provision, clause or application of this Agreement is invalidated or unenforceable for any reason whatsoever, this Agreement shall remain binding and in full force and effect except for such invalidated or unenforceable provision, clause or application. The Parties agree to use all Commercially Reasonable Efforts to substitute any provision that shall be illegal or unenforceable in good faith by another suitable provision, which maintains the economic purpose and the intent originally pursued by them.
16.6Assignment
Subject to anything stated to the contrary herein, other than to an Affiliate or to a Party's successor to all or substantially all of the business or assets to which this Agreement relates (including in connection with any company merger, company trade sale, sale of stock, sale of assets or other similar transaction), neither this Agreement nor any interest herein shall be assignable or otherwise transferable by a Party without the other Party’s prior written consent not to be unreasonably withheld or delayed. Any permitted assignment shall be binding on the successors, heirs and assigns of the assigning Party, and any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by a Party in violation of the terms of this Article 16.6 shall be null and void.
16.7Notices
(a)All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective Parties:

if to LICENSEE:	Vifor (International) Ltd. Rechenstrasse 37 CH-9014 St. Gallen (Switzerland) Attn: Chief Executive Officer Facsimile: +41 58 851 8001

with a copy to:	Vifor (International) Ltd. Rechenstrasse 37 CH-9014 St. Gallen (Switzerland) Attn: Group General Counsel Facsimile: +41 58 851 89 07

if to LICENSOR:	Before November 1, 2021: Orphan Technologies Limited Tortola (British Virgin Islands) Branch Office in Switzerland c/o Neovii Pharmaceuticals AG Zuercherstrasse 19 CH-8640 Rapperswil (Switzerland)

On or after November 1, 2021: Orphan Technologies Limited Tortola (British Virgin Islands) Branch Office in Switzerland Zentrum Sonnenhof Zürcherstrasse 6 8640 Rapperswil-Jona (Switzerland)

with a copy to:	Travere Therapeutics, Inc. 3611 Valley Centre Drive, Suite 300 San Diego, CA 92130, USA Attn: General Counsel

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121, USA Attn: Jason Kent; Charity R. Williams
or any substitute address or facsimile number as a Party may notify to the other Party in accordance with the above by not less than five (5) days' notice.
(b)Notices shall be effective upon receipt if personally delivered, on the third Business Day following the date of mailing if sent by certified or registered mail, and on the second Business Day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile. A Party may change its address listed above by written notice to the other Party.
16.8Force Majeure
Any delay in the performance of any of the duties or obligations of either Party under this Agreement caused by an event outside the affected Party's reasonable control shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay (other than with respect to any payment obligations). Such events shall include acts of God; acts of terrorism; pandemics and epidemics, riots; embargoes; fires; explosions; earthquakes; and floods. The Party so affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. If such event continues for a period of six (6) months or more, then the Party whose time for performance is not extended due to such delay shall have the right to terminate this Agreement upon written notice to the other Party.
16.9Waiver
No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
16.10Governing Law
This Agreement shall be governed by and construed in accordance with the substantive laws of New York, and applicable federal laws of the USA and with the exclusion of the Vienna Convention on the International Sale of Goods dated April 11, 1980.
16.11Dispute Resolution
16.11.1Seeking Consensus
(a)If any dispute or issue between the Parties arises out of, in connection with or related to this Agreement, including disputes over the interpretation, performance, enforcement or breach of this Agreement, then upon the written request of either Party, the matter shall be referred to the Senior Executives, who shall meet in a good faith effort to resolve the dispute.
(b)Any final decision mutually agreed to by the Senior Executives shall be conclusive and binding on the Parties.
(c)If the Senior Executives are not able to agree on the resolution of any such dispute within [***] ([***]) days (or such other period of time as mutually agreed by the Senior Executives) after such dispute was first referred to them, then such dispute shall be resolved (if at all), subject to Article 11.6(e), pursuant to the provisions of Articles 16.11.2 and 16.11.4.

*** Certain Confidential Information Omitted.

16.11.2Arbitration
(a)Subject to Article 16.11.4, any dispute that is not resolved pursuant to Article 16.11.1 shall be finally settled by arbitration in accordance with the then-current rules of the International Chamber of Commerce (the Rules) by one (1) or more arbitrators selected in accordance with the Rules. The chair of the arbitration shall be nominated by the arbitrators. The seat of arbitration shall be located in New York City, New York, USA. The language to be used in the arbitral proceedings will be English. Any situation not expressly covered by this Agreement shall be decided in accordance with the Rules. For clarity, any disputes relating to (i) the validity and formation of this Agreement, (ii) the scope and effect of the agreement to arbitrate under this Article 16.11.2 and (iii) the propriety of commencing arbitration, if not resolved in accordance with Article 16.11.1, shall be subject to arbitration under this Article 16.11.2.
(b)The arbitrators shall issue a reasoned opinion, no later than [***] ([***]) months following the selection of the arbitrators by the International Chamber of Commerce and transmission of the arbitration file to the Parties, unless the Parties jointly request an extension or the arbitrators determine in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.
(c)Any award shall be promptly paid in USD free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this paragraph (c), and agrees that judgment may be entered in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court for purposes of enforcement of such award.
(d)The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by applicable law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except (i) as required in connection with the enforcement of such award, (ii) as otherwise required by applicable law or regulation requiring a Party to fulfil a legal duty or protect or pursue a legal right, (iii) for actions to challenge the award, (iv) with the consent of both Parties, or (v) where such information is already in the public domain other than as a result of a breach of this clause.

*** Certain Confidential Information Omitted.

16.11.3Injunctive Relief
Nothing contained in this Agreement shall deny either Party the right to seek interim equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other IP, the confusing similarity of trademarks or any breach of Article 13, and no such claim shall be subject to arbitration pursuant to Article 16.11.2.
16.11.4Baseball Arbitration
If a dispute arises under Article 11.6(e)(iii), and such dispute is not resolved by the Senior Executives under Article 16.11.1, within [***] ([***]) days of the dispute being referred to them, or if a dispute arises under Article 14.4(f) with respect to the applicable royalty rate, then either Party may have such dispute resolved by “baseball arbitration” in accordance with the following provisions, by sending written notice of such arbitration:
(a)Promptly following receipt of any notice requiring dispute resolution pursuant to this Article 16.11.4, the Parties shall meet and discuss in good faith and agree on an expert panel of three individuals to resolve the issue, which expert panel shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in the negotiating and operating under license agreements in the pharmaceutical industry, and in preparing or operating under commercialization plans, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on such expert panel within [***] ([***]) days of request by a Party for arbitration, then each Party shall select one (1) expert for such panel and the two (2) experts selected by the Parties shall select a third expert for the panel, provided that all such three (3) experts must meet the foregoing criteria.
(b)Within [***] ([***]) days after the panel of experts are selected (or appointed, as the case may be), each Party will deliver to both the expert panel and the other Party a detailed written proposal setting forth its proposed detailed commercial plan (or amendment or modification to, as applicable) to resolve the matter at issue in the dispute (the Proposed Terms of the Party) and a memorandum (the Support Memorandum) in support thereof, not exceeding thirty (30) pages (double spaced) in length. The Parties will also provide the expert panel a copy of this Agreement, as may be amended at such time.

*** Certain Confidential Information Omitted.

(c)Within [***] ([***]) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the expert panel (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding fifteen (15) pages (double spaced) in length. Neither Party may have any other communications (either written or oral) with the expert panel other than for the sole purpose of engaging the expert panel or as expressly permitted in this Article 16.11.4; provided that the expert panel may convene a hearing if the expert panel so chooses to ask questions to the Parties and hear oral arguments and discussion regarding each Party’s Proposed Terms.
(d)Within [***] ([***]) days after the expert panel’s receipt of both Party’s Proposed Terms, the expert panel will select one of the two Proposed Terms (without modification) provided by the Parties that the expert panel believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The decision of the expert panel shall be final, binding, and unappealable. The expert panel must select as the only method to resolve the dispute at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.
16.12Interpretation
Headings are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Annexes); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

*** Certain Confidential Information Omitted.

16.13Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Counterparts may be delivered by transmission via electronic mail (including as a PDF and/or utilizing any electronic signature process complying with the US federal ESIGN Act of 2000) or other transmission method, including by transmission of signature pages to the Parties or their representative legal counsel, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures utilizing any electronic signature process complying with the US federal ESIGN Act of 2000 shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
{Signature Page Follows}

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the Effective Date.

ORPHAN TECHNOLOGIES LIMITED
_/s/ Andreas Sidler___________________
Andreas Sidler Director and Legal Representative
VIFOR (INTERNATIONAL) LTD.
_/s/ Abbas Hussain____________________
Abbas Hussain Chief Executive Officer
__/s/ Christoph Springer________________
Dr. Christoph Springer Chief Strategy Officer
Solely With Respect to Article 15: TRAVERE THERAPEUTICS, INC.
__/s/ Eric Dube_________________________
Eric Dube Chief Executive Officer

[Signature Page to License and Collaboration Agreement]

Annex 1 to License and Collaboration Agreement between Travere and Vifor

Annex 1
Definitions
As used in this Agreement and in any of the Annexes thereto in capitalized form, the terms set forth below shall have the following meaning, irrespective of whether used in the singular or plural. To the extent terms are also defined in one or several Articles of the Agreement and discrepancies in definitions occur, the definitions set forth in this Annex 1 shall prevail.
Acquiror Competing Program shall have the meaning set forth in Article 12(c) .
Affiliate shall mean, with regards to a Party, any legal entity that directly or indirectly controls, is controlled by, or is under common control with the Party, where “control” as used in this definition means the sole or common direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. The Parties acknowledge and agree that, for the purposes of this Agreement, Vifor Fresenius Medical Care Renal Pharma Ltd., with its registered offices at Rechenstrasse 37, CH 9014 St. Gallen, Switzerland, shall be considered an Affiliate of LICENSEE so long as it meets the definition set forth herein or LICENSEE retains at least a [***]% interest in the income of Vifor Fresenius Medical Care Renal Pharma Ltd. Notwithstanding the foregoing, the Affiliates of LICENSEE will not include Fresenius Medical Care AG & Co. KGaA or any member of the Fresenius Medical Care group of companies.
Agreement shall mean this present License and Collaboration Agreement with its Annexes, as amended in accordance with its terms.
Alliance Manager shall have the meaning set forth in Article 11.7(a).
Annex shall mean any of the numbered Annexes to this Agreement.
API shall mean active pharmaceutical ingredient, which is also commonly referred to as drug substance.
Approved Price shall mean the price approved by the competent regulator or agreed with health insurers in a given country for a 400mg tablet for the Existing Product.
Article shall mean any numbered article or section of this Agreement.
BMS shall have the meaning set forth in Annex 2.4.
BMS License Agreement shall have the meaning set forth in Annex 2.4.

*** Certain Confidential Information Omitted.

Business Day shall mean a day other than a Saturday or Sunday or other day on which commercial banks in Zurich, Switzerland, or New York, New York, USA, are authorized or required by law to close.
Calendar Quarter shall mean the four quarters of a Calendar Year, each Calendar Quarter starting on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and the last Calendar Quarter of the Term shall end on the last day of the Term.
Calendar Year shall mean the period beginning on January 1 and ending on December 31, except for the first Calendar Year of the Term that shall begin on the Effective Date and end on December 31 of the year during which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Terms.
Change of Control shall mean any of the following events: (a) a merger, consolidation, share purchase or other transaction of a Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the equity securities then outstanding of a Party normally entitled to vote in elections of directors, whether through merger, consolidation, share purchase or otherwise; or (c) a Party conveys, transfers or sells all or substantially all of its assets to any Third Party. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of a Party or changing the form or jurisdiction of organization of a Party will not be deemed a “Change of Control” for purposes of this Agreement.
Clinical Development Plan shall have the meaning set forth in Article 3.1(b).
CMA shall mean conditional market authorization in accordance with applicable regulatory provisions in the Licensed Territory.
CMC stands for chemistry, manufacturing and control information and shall mean the industry standard to appropriately manufacture a pharmaceutical or biologic product, including, without limitation, specific manufacturing process, product characteristics, and product testing being defined in order to ensure that the product is safe, effective and consistent between batches.
CMO shall mean a contracting manufacturing organization.
COGS stands for Cost of Goods Sold and shall mean the fully allocated direct costs of manu-facturing, raw materials, packaging (incl. bulk and temporary packaging, pallets, palletizing etc.), labor, capital expenditures, quality control, release costs and other costs ordinarily included as a cost of goods sold under generally accepted accounting principles.. Where a Party procures supplies or any step or part thereof from a contractor, the price paid by such Party to the contractor shall be used when determining the applicable COGS or portion thereof. For the avoidance of doubt, any overhead cost of LICENSOR shall be covered by the [***]% mark-up set forth in Article 5(f).
Combination Product shall mean a Licensed Product that includes at least one additional API other than the Licensed Compound.
Commercialization or to Commercialize shall mean any activity directed to obtaining regulatory approvals for commercializing Licensed Products, reimbursement approvals, promoting, marketing, storing, offering to sell, selling, shipping, distributing, importing and exporting Licensed Products, or having performed any of such activities. For clarity, Commercialization excludes Manufacturing and any activities related to providing drug to patients who participated in LICENSOR-sponsored clinical trials via expanded access, continued drug supply, named patient sales, or similar programs.
Commercially Reasonable Efforts shall mean, with respect to particular efforts to be expended by a Party with respect to any objective, including, without limitation, development, seeking regulatory approval or reimbursement approval, manufacturing and supplying of the Licensed Products and Commercialization under the Agreement, those efforts and resources commonly used and applied by a similarly situated pharmaceutical company to conduct similar tasks or obligations for compounds or pharmaceutical products at a similar stage of research, development, commercialization and which are of similar market potential as the Licensed Product and (if applicable) at a similar stage of product life, in each case taking into account the relevant factors in effect at the time such efforts are expended.
Competing Product shall mean any pharmaceutical product, other than Licensed Products, that is [***].

*** Certain Confidential Information Omitted.

Confidential Information shall mean any and all information, data or know-how, whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (Disclosing Party) to the other Party or its Affiliates (Receiving Party). Confidential Information shall not include any information, data or Know-How that:
(a)as reasonably evidenced by the Receiving Party, was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,
(b)is evidenced by the Receiving Party’s written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,
(c)is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure, as reasonably evidenced by the Receiving Party,
(d)is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of or access to Confidential Information,
(e)is required to be disclosed by the Receiving Party or its Affiliates to comply with a court or administrative order provided the Receiving Party or its Affiliates furnishes prompt notice (in no event less than three (3) Business Days) to the Disclosing Party of such required disclosure and reasonably cooperates with the Disclosing Party to enable it to resist such disclosure, provided however that the exception in this sub-paragraph (e) shall apply only for the purpose of complying with such court or administrative order and that, for the avoidance of doubt, such disclosed information shall otherwise remain Confidential Information, or
(f) is approved in writing by the Disclosing Party for release by the Receiving Party.
The terms of this Agreement shall be deemed Confidential Information of both Parties.
Control or Controlled shall mean, with respect to any IP or Regulatory Documentation, that a Party has the legal authority or right (whether by ownership, license, sub-license or otherwise) to grant exclusive or non-exclusive licenses, sub-licenses, access or rights to use (as applicable) under such IP or Regulatory Documentation to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party. However, with respect to any IP obtained by LICENSOR from a Third Party after the Effective Date, LICENSOR shall be deemed to Control such IP only if it possesses the right to grant such license, sub-license, access or rights to use without being obligated to pay any royalties or other consideration therefor, unless LICENSEE agrees in advance of any grant of rights thereto to pay such royalties or other consideration arising specifically as a result of LICENSEE’s or any of its Affiliate’s or sub-licensee’s use or practice of such IP (i.e., consideration owed specifically as a result of the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product and not generally applicable to the grant of such license, such as an upfront fee). Notwithstanding the foregoing or anything to the contrary in this Agreement, if LICENSOR undergoes a Change of Control, LICENSOR will not be deemed to Control any IP that is owned or otherwise Controlled by any Affiliate of LICENSOR (other than pursuant to a license to LICENSOR in existence prior to such

Change of Control) that was not an Affiliate of LICENSOR prior to such Change of Control. Cognates of the word “Controlled” shall have correlative meanings.
Develop or Development shall mean all activities that relate to or are aimed at (a) seeking to obtain, maintaining or expanding regulatory approval of a Licensed Product and to support appropriate usage for such Licensed Product, for one or more indications, or (b) developing the process for the Manufacture of clinical and commercial quantities of the Licensed Compound and Licensed Products. This includes: (i) research, preclinical testing, toxicology, and human clinical trials; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a governmental authority to obtain, maintain or expand regulatory approval of a Licensed Product; and (iii) Manufacturing process development. For clarity, Develop excludes Manufacturing.
Development Data shall mean: (a) all CMC Development data (including records of
Manufactured batches); (b) any non-clinical or clinical data and results and other research data relating to the Licensed Products, in the format recorded and maintained by the recording Party in its ordinary course of business; and (c) the final reports of preclinical toxicology studies and Clinical Studies, in each case of (a), (b) and (c) as required for the preparation and submission of an application for and maintenance of regulatory approval (including MAAs) in the Licensed Territory, including as necessary for proactive preparation for procedural questions and requests for supplemental information by regulatory authorities related to such registration activities.
Disclosing Party shall have the meaning set forth in the definition of Confidential Information.
DUPLEX Study shall mean the initiated global pivotal Phase III Clinical Trial evaluating the safety and efficacy of the Licensed Compound in patients with FSGS conducted by LICENSOR.
Effective Date shall mean September 15, 2021.
EMA shall mean the European Medicines Agency, or any successor agency.
EU shall mean the European Union.
EUR shall mean Euros, being the lawful currency in the currency union of the EU.
Europe shall have the meaning set forth in the definition of Licensed Territory.
European Commission shall mean the EU institution that promotes the general interest of the EU by proposing and enforcing legislation as well as by implementing policies and the EU budget.
European Unitary Patent System shall mean the unitary EU patent system comprising a European patent with unitary effect and the unified patent court for the participating EU member states, coming into effect once 13 EU member states, which must include Germany, France and Italy, will have ratified the related bodies of law.

Existing Domain Names has the meaning set forth in Article 8.4(g).
Existing Product shall mean the product containing the Licensed Compound that exists as of the Effective Date.
FDA stands for Food and Drug Administration and shall mean the United States Food and Drug Administration, or any successor agency thereto.
Field shall mean any conceivable indication of the Licensed Compound and its API in humans.
Field Infringement shall have the meaning set forth in Article 8.2(h).
First Commercial Sale shall mean, on a country-by-country basis, the first invoiced targeted sale of a Licensed Product to a Third Party for use or consumption by the end user by or for LICENSEE following the receipt of any regulatory approval required for the sale of such Licensed Product, or if no such regulatory approval is required, the date of the first invoiced sale of a Licensed Product to a Third Party by or for LICENSEE in such country, provided that mere sales via Internet absent marketing efforts or physical sales activities directly targeted to the respective country or market shall not be considered as First Commercial Sale.
FSGS shall have the meaning set forth in the Recitals.
GAAP shall mean generally accepted accounting principles in the US, consistently applied.
Generic Product shall mean, always with respect to a certain Licensed Product, any other product sold by a Third Party that (i) contains the same active ingredient (and no other active ingredient(s) that are not in the Licensed Product) and has regulatory approval for the same use as the Licensed Product, (ii) has received marketing approval in the Licensed Territory by reference to any regulatory approval for the Licensed Product (or any data therein) and (iii) is sold in such country by a Third Party that is not an Affiliate or sub-licensee of LICENSEE or its Affiliates and did not purchase such product in a chain of distribution that included LICENSEE, its Affiliates or sub-licensees.
ICH means International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.
IFRS shall mean international financial reporting standards.
IgAN shall have the meaning set forth in the Recitals.
IND shall mean an Investigational New Drug Application filed with the FDA or any equivalent thereof in other countries or regulatory jurisdictions.
IP shall mean all intellectual property rights, including, without limitation, Patents, copyright and related rights as well as Know-How and, to the extent required in the context, trademarks, trade names and domain names, rights in get-up, rights in goodwill or rights to sue for passing off, rights in designs, rights in computer software and database and any other intellectual property rights, in each case whether registered or unregistered and including all applications (and rights to apply) for and all similar or equivalent rights or forms of protection which subsist in any part of the world.
JCC shall mean Joint Commercialization Committee as set forth in Article 11.5(a).
JDC shall mean Joint Development Committee as set forth in Article 11.2(a).
Joint IP Committee shall have the meaning set forth in Article 11.4(a).
Joint Product Development shall have the meaning set forth in Article 8.1(b).
Joint Product IP shall have the meaning set forth in Article 8.1(b).
JSC shall mean Joint Steering Committee as set forth in Article 11.1(a).
JTC shall mean Joint Technical Committee as set forth in Article 11.3(a).
Know-How shall mean: (a) any scientific or technical results, data and other information of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain, which may include databases, practices, methods, techniques, specifications, formulations, formulae, protein sequences, DNA sequences, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, (b) any biological, chemical, or physical material that is not in the public domain or otherwise generally available to the public and (c) any dosage regimens, control assays, product specifications, analytical and quality control data, marketing, pricing, distribution cost and sales data or descriptions that are not in the public domain or otherwise generally available to the public, and including, for clarity, all inventions.
License shall have the meaning set forth in Article 2.1(a)(ii).
Licensed Compound shall mean the small molecule known as sparsentan or any derivatives thereof, including but not limited to prodrug, salts or crystal forms of sparsentan.
Licensed Patents shall mean any Patent Controlled by LICENSOR or its Affiliates during the Term that covers the Licensed Compound, any derivative thereof or any Licensed Product or its Manufacture or, in the Licensed Territory, method of use in the Field. The Licensed Patents existing as of the Effective Date in the Licensed Territory include those listed in Annex 2.1(a). Each Party may request, from time to time, to amend Annex 2.1(a) to include any new Licensed Patents in the Licensed Territory that come into existence during the Term.
Licensed Product(s) shall mean (i) the Existing Products and (ii) any other product which contains or comprises the Licensed Compound for use in the Field, in each case, in any appropriate preparation, formulation, or dosage form thereof. For clarity, Licensed Product(s) do not include any product which contains or comprises the Licensed Compound and any other proprietary molecule(s) or other API Controlled by LICENSOR.
Licensed Territory shall mean Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Montenegro, Netherlands, North Macedonia, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, Vatican City (all together referred to "Europe"), Australia and New Zealand, and to the extent relevant additional countries pursuant to Article 2.1(c).
LICENSEE shall mean Vifor (International) Ltd. at Rechenstrasse 37, 9014 St. Gallen, Switzerland, together with its permitted successors and assigns.
LICENSEE Compound Use Patent shall have the meaning set forth in Article 8.2(a).
LICENSEE Indemnitees shall have the meaning set forth in Article 9.5(b).
LICENSEE Product Technology shall mean (a) all Patents Controlled by LICENSEE or its Affiliates during the Term or thereafter in the event this Agreement expires for the expiration of all Royalty Terms that cover or relate to a Licensed Compound or any product comprising a Licensed Compound, including any Licensed Product, or its manufacture or method of use in the Field, (b) all other inventions, discoveries, findings and contributions, whether or not patentable, made by or on behalf of LICENSEE, any of its Affiliates or any sub-licensee during the Term or thereafter in the event this Agreement expires for the expiration of all Royalty Terms, that relate to a Licensed Compound or any product comprising a Licensed Compound, including any Licensed Product (including, but not limited to, inventions and discoveries relating to the form(s) identity(ies), structure(s), chemical properties, physical properties and activity of a Licensed Compound or any product comprising a Licensed Compound, including any Licensed Product, and any method of manufacturing or method of using a Licensed Compound or any product comprising a Licensed Compound, including any Licensed Product), including, without limitation, all intellectual property rights in and to any of the foregoing and (c) all of Know-How Controlled by LICENSEE or its Affiliates during the Term or thereafter in the event this Agreement expires for the expiration of all Royalty Terms that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Compound, or any product comprising a Licensed Compound, including any Licensed Product within the Field. LICENSEE Product Technology shall not include Joint Product IP.
LICENSOR shall mean Orphan Technologies Limited, Tortola (British Virgin Islands), Branch Office in Switzerland, c/o Neovii Pharmaceuticals AG, Zuercherstrasse 19, CH-8640 Rapperswil, Switzerland, together with its permitted successors and assigns.
LICENSOR Indemnitees shall have the meaning set forth in Article 9.5(a).

LICENSOR Product Technology shall mean (a) the Licensed Patents and (b) all Know-How Controlled by LICENSOR and its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Compound and Licensed Products within the Field.
Ligand shall have the meaning set forth in Annex 2.4.
Ligand Sublicense Agreement shall have the meaning set forth in Annex 2.4.
Local Trademarks shall have the meaning set forth in Article 8.4(a).
Losses shall have the meaning set forth in Article 9.5(a).
MAA shall mean market authorization application in any part of the Licensed Territory.
Major Market Country shall mean [***].
Manufacture and Manufacturing shall mean all activities related to the making, production, processing, filling, finishing, testing, packaging, labelling, shipping, and holding of the Licensed Compound and Licensed Products.
Manufacturing Strategy shall have the meaning set forth in Article 5(c).
MHRA shall mean the Medicines and Healthcare Products Regulatory Agency of the United Kingdom, or any successor agency.
Milestone Payments shall mean payments to be made by LICENSEE to LICENSOR according to Article 7.3, including Regulatory Milestone Payments, Pricing Approval Milestone Payments, and Sales Milestone Payments.
NDA shall mean new drug application, including all necessary documents, data, and other information concerning a Licensed Product, required for regulatory approval application of a Licensed Product as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country in the Licensed Territory.

*** Certain Confidential Information Omitted.

Net Sales shall mean, with respect to each given country or region, the gross amount invoiced for sales (during the applicable period) of Licensed Products in the Licensed Territory by LICENSEE or by related Affiliates or sub-licensees of LICENSEE, to unaffiliated Third Parties, less the following deductions from such gross amount to the extent actually allowed or incurred with respect to such sales:
(a)trade, prompt-pay, quantity and cash discounts actually granted after invoicing, and billing adjustments on account of retroactive price reductions or billing errors;
(b)bad debts and uncollectable invoiced amounts relating to sales that are actually written off;
(c)credits or allowances for rejected goods, damaged or defective goods, recalls, or returns;
(d)claw-back taxes imposed by a national healthcare system in any country within the Licensed Territory (but solely to the extent allocated among seller’s total products on an equitable pro rata basis);
(e)rebates, chargeback rebates, compulsory rebates, inventory management fees, reimbursements or similar payments granted or given to wholesalers or other distributors or third-party logistics providers, buying groups, health care insurance carriers or other institutions in respect of such sales;
(f)adjustments to invoiced amounts arising from consumer discount programs or other similar programs;
(g)customs or excise duties, VAT and other sales tax, consumption tax, and other similar taxes on such sales of Licensed Product (excluding, for clarity, income taxes);
(h)charges for packing, freight, shipping and shipping insurance (but solely to the extent that the selling party separately bills such charges in the cost for sales in the invoiced amounts);
(i)rebates, discounts (off of the invoiced price) or charge-backs actually paid or credited to any governmental agency (or branch of government) or to any Third Party payer, administrator or contractee; or
(j)discounts (off of the invoiced price) actually paid under state-legislated or seller-sponsored discount prescription drug programs or reductions or coupon and voucher programs, such deductions, in each case, to the extent permitted in calculating net sales in accordance with GAAP or IFRS accounting standards as consistently applied through the selling party’s corporate organization.

In the event LICENSEE applies IFRS accounting standards, it shall provide LICENSOR with sufficient information for LICENSOR to calculate the foregoing deductions and Net Sales in accordance with GAAP.
Sales among the Parties and their Affiliates or sub-licensees, which are subsequently resold or to be resold by the receiving Party, Affiliate or sub-licensee will not be deemed a sale within the meaning of this definition, but in such cases Net Sales will accrue and be calculated on any subsequent sale or other transfer to a person who is not an Affiliate or sub-licensee.
Net Sales will not include products transferred for use in connection with clinical trials or other Clinical Development activity, pre-clinical research and trials, promotional use (including samples), compassionate sales or use, indigent programs or on a named patient basis, in each case provided that such transfers or sales are at or below seller’s costs.
Each of the foregoing deductions are permitted if and to the extent actually incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with the applicable accounting standards on a basis consistent with audited consolidated financial statements.
If sales are made other than for cash, the Net Sales shall be calculated by using the average price applicable on bona fide arm’s length sales for cash during the applicable period under reasonably similar circumstances.
In the case of any Combination Product sold in the Licensed Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Licensed Product if sold separately, and D is the invoice price of the Combination Product. If neither the Licensed Product nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Licensed Compound and each other active ingredient to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries (giving more weight to allocations made for Major Market Countries than for other countries).
New Indications shall have the meaning set forth in Article 3.1(e).
Notification of Intent to Commercialize shall have the meaning set forth in Article 2.1(c).
Option Period shall have the meaning set forth in Article 2.1(c).

PARENT shall mean Travere Therapeutics, Inc., 3611 Valley Centre Drive, Suite 300, San Diego, CA 92130, USA.
Parties shall mean both LICENSEE and LICENSOR.
Party shall mean either LICENSEE or LICENSOR.
Patents shall mean patents, patent applications or provisional patent applications, utility models and utility model applications, petty patents, innovation patents, patents of addition, divisionals, continuations, continuation-in-part applications, continued prosecution applications, requests for continued examinations, reissues, renewals, re-examinations and extensions and supplementary protection certificates granted in relation thereto, in any country or territory of the world.
Permitted Use shall have the meaning set forth in Article 11.3(c).
Phase III Clinical Trial shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) FDCA, as amended from time to time, and the equivalent legislation in the Licensed Territory. For clarity, the PROTECT Study and the DUPLEX Study are each a Phase III Clinical Trial hereunder.
Phase IV Clinical Trial shall mean a clinical study of a pharmaceutical product on human subjects commenced after receipt of regulatory approval of such pharmaceutical product for the purpose of satisfying a condition imposed by a regulatory authority to obtain regulatory approval, or to support the marketing of such pharmaceutical product, and not for the purpose of obtaining initial regulatory approval of a pharmaceutical product. The term Phase IV Clinical Trials shall not include investigator-sponsored trials.
Ph.Eur shall mean European Pharmacopoeia.
PIP stands for paediatric investigation plan and means a development plan aimed at ensuring that the necessary data are obtained through studies in children, to support the authorization of a medicine for children.
Pricing Approval Milestone Payments shall have the meaning set forth in Article 7.3(b)(i).
Product Infringement shall have the meaning set forth in Article 8.2(h).
Product Trademarks means any registered, applied for or non-registered trademark, service mark or other label or designation Controlled by LICENSOR and selected by LICENSOR to brand or label Licensed Compound or Licensed Products in the Licensed Territory.
Proposed Terms of the Party shall have the meaning set forth in Article 16.11.4(b).

PROTECT Study shall mean the initiated global pivotal Phase III Clinical Trial evaluating the safety and efficacy of the Licensed Compound in patients with IgAN conducted by LICENSOR.
Quality Agreement shall have the meaning set forth in Article 5(d).
Quarterly Report shall have the meaning set forth in Article 7.6(a).
Reasonably Best Knowledge shall mean the actual knowledge of a Party’s executive leadership team with the functions of the CEO, CFO, head of research and development, head of IP, head of regulatory affairs, chief medical officer, head of supply chain, General Counsel or head of legal and compliance.
Receiving Party shall have the meaning set forth in the definition of Confidential Information.
Regulatory Documentation shall mean: (a) all applications for regulatory approval (including MAAs); (b) all regulatory approvals (including INDs, CMAs and full regulatory approvals); (c) all supporting documents created for, referenced in, submitted to or received from an applicable regulatory authority relating to any of the applications or regulatory approvals described in clauses (a) or (b), including drug master files (or any equivalent thereof outside the U.S.), annual reports, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, safety reports, inspection reports, documents with regard to clinical data, complaint files and Manufacturing records and any supplements thereto; and (d) all material correspondence made to, made with or received from any regulatory authority.
Regulatory Milestone Payment shall have the meaning set forth in Article 7.3(a)(i).
Regulatory Milestone Payment (2) shall have the meaning set forth in Article 7.3(a)(ii).
Regulatory Strategy shall have the meaning set forth in Article 4(a).
Remainder shall have the meaning set forth in Article 8.2(l).
Royalty Payments shall have the meaning set forth in Article 7.4(a).
Royalty Term shall have the meaning set forth in Article 7.4(d).
Rules shall have the meaning set forth in Article 16.11.2(a).
Sales Milestone Payments shall have the meaning set forth in Article 7.3(c).
Senior Executives shall mean (a) in the case of LICENSOR, the Chief Executive Officer of LICENSOR (or a senior executive officer designated by the Chief Executive Officer), and (b) in the case of LICENSEE, the Chief Executive Officer of LICENSEE, or such individual’s nominated designee who is a member of the applicable Party’s senior management with appropriate decision-making authority.

Sole Manufacturing Claim Royalty Term shall have the meaning set forth in Article 7.4(d).
Step-In Right shall have the meaning set forth in Article 3.1(k).
Step-In Activities shall have the meaning set forth in Article 3.1(k).
Supply Agreement shall have the meaning set forth in Article 5(d).
Support Memorandum shall have the meaning set forth in Article 16.11.4(b).
Swissmedic shall mean the Swiss Agency for Therapeutic Products, or any successor agency thereto.
Technical Development Plan shall have the meaning set forth in Article 3.2(b).
Term shall have the meaning set forth in Article 14.2.
Terminated Country shall have the meaning set forth in Article 14.4(b).
Third Party shall mean a natural person, corporation, partnership, joint venture, trust, any governmental authority or other business entity or organization, and any other recognized organization other than the Parties or their Affiliates.
Third Party IP shall have the meaning set forth in Article 7.4(e).
Third Party License Cost shall have the meaning set forth in Article 7.4(e).
Upstream License Agreements shall mean the BMS License Agreement and the Ligand Sublicense Agreement. Annex 2.4 contains copies the Upstream License Agreements.
Upstream Licensors shall mean the party granting licensees or sub-licenses to LICENSOR under Upstream License Agreements.
Upfront Fee shall have the meaning set forth in Article 7.2.
United States and US and USA shall mean the United States of America, including its territories and possessions.
USD shall mean US Dollars, being the lawful currency in the US.
USP-NF shall mean United States Pharmacopeia–National Formulary.
VAT shall mean any and all sales, use, excise, export or import, withholding, value added or other similar taxes, government permit or license fees, and any and all customs, duty, tariff and other similar fees levied upon the transactions contemplated by this Agreement.

Annex 2.4

Upstream License Agreements

License Agreement by and between Pharmacopeia, Inc. (as successor in interest to Pharmacopeia Drug Discovery, Inc.) (Pharmacopeia) and Bristol-Myers Squibb Company (BMS) dated March 27, 2004 (the BMS License Agreement), a copy of which is attached to this Annex 2.4.

Sublicense Agreement by and between Ligand Pharmaceuticals Incorporated (Ligand) and Pharmacopeia, and Retrophin, LLC (being, as per the Effective Date, an Affiliate of PARENT) dated February 16, 2012, as amended by amendments dated December 11, 2012, January 7, 2013, February 27, 2015, September 17, 2015, and March 20, 2018 (the Ligand Sublicense Agreement), a copy of which is attached to this Annex 2.4.